As filed with the Securities and Exchange Commission on May 1, 2020

File No. 333-237615

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MODULAR MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0620495
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

16772 W. Bernardo Drive

San Diego, California 92127
858-800-3500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul DiPerna

Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer
Modular Medical, Inc.
16772 W. Bernardo Drive

San Diego, California 92127
858-800-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Lawrence G Nusbaum, Esq.
Howard F. Mulligan, Esq.
Gusrae Kaplan Nusbaum PLLC
120 Wall Street
New York, New York 10005
Telephone: 212-269-1400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Preferred Units consisting of:	2,000,000	$25.00	$50,000,000	$6,490.00
i) Series A Preferred Stock, par value $0.001 per share (2)	2,000,000	Included with Preferred Units	—	—
ii) Warrants to purchase shares of Common Stock, par value $0.001 per share (2)	6,000,000	Included with Preferred Units	—	—
iii) Shares of Common Stock, par value $0.001 per share, issuable upon exercise of the Common Stock Purchase Warrants (3)(4)(5)	6,000,000	Included with Preferred Units	—	—
Total	16,000,000		$50,000,000	$6,490.00 (6)

(1)  Calculated pursuant to Rule 457(a) promulgated under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(2)  In accordance with Rule 457(i) promulgated under the Securities Act, because the shares of common stock, par value $0.001 per share, underlying the warrants are registered hereby, no separate registration fee is payable with respect to the warrants registered hereby.

(3)  The registrant is issuing three warrants each exercisable to purchase one share of common stock as part of the Preferred Units. Each Preferred Unit consists of: (i) one share of Series A Preferred Stock and (ii) three warrants. The warrants are to purchase one share of common stock at a price of $11.00 per share and are exercisable for a period of five years from the date of issuance.

(4)  Because the warrants are registered hereby, no separate registration fee is payable with regard to the common stock registered hereby, pursuant to Rule 457(g) promulgated under the Securities Act.

(5)  Pursuant to Rule 416 promulgated under the Securities Act, this registration statement also covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.

(6)  The registrant paid filing fees totaling $6,490 prior to this filing.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MODULAR MEDICAL, INC.

Up to 2,000,000 Preferred Units (each Preferred Unit contains one share of 13% Series A Cumulative Redeemable Perpetual Preferred Stock and three Warrants each to Purchase one share of Common Stock)

Shares of Common Stock Underlying the Warrants

We are offering 2,000,000 preferred units (the “Preferred Units”), with each Preferred Unit consisting of (i) one share of our 13% Series A Cumulative Redeemable Perpetual Preferred Stock with a $25.00 liquidation preference amount (the “Series A Preferred Stock”) and (ii) three (3) common stock purchase warrants, each to purchase one share of our common stock at an exercise price of $11.00 per share (the “Warrants”), at a public offering price of $25.00 per Preferred Unit. Each Warrant will be immediately exercisable upon issuance and will expire five (5) years from the date of issuance. The shares of Series A Preferred Stock and the Warrants comprising the Preferred Units will be issued separately but may only be purchased as Preferred Units in this offering. This prospectus also covers shares of our common stock that are issuable from time to time upon exercise of the common stock purchase warrants contained in the preferred units.

Dividends on the Series A Preferred Stock will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year. The first dividend payment date will be pro-rata from and including the date of the original issuance of shares of Series A Preferred Stock through and excluding June 30, 2020. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to 13% of the $25.00 liquidation preference per share of Series A Preferred Stock, or $3.25 per share per year. Dividends on the Series A Preferred Stock will be cumulative from, and including, the date of original issuance of the Series A Preferred Stock.

At the closing of this offering, an amount equal to the first three years of dividend payments, or $9.75 per share of Series A Preferred Stock, (the “Dividend Reserve”) will be retained from the proceeds from this offering in the Offering Escrow Account (as defined below). SRS Acquiom Inc., as divided payment agent for the Series A Preferred Stock (the “Dividend Payment Agent”), will pay the dividend payments to holders of the Series A Preferred Stock for a period of three (3) years from the funds in Offering Escrow Account.

The shares of Series A Preferred Stock are perpetual, have no maturity date, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Commencing three years from the date of issuance of Series A Preferred Stock, we may redeem, at our option, such share of Series A Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus all accrued and unpaid dividends to, but excluding, the redemption date. No holder of Series A Preferred Stock shall have any right to require the redemption or repurchase of the Series A Preferred Stock. See “Description of Offered Securities – Series A Preferred Stock – Optional Redemption.”

Holders of the Series A Preferred Stock will have no voting rights, except as set forth under “Description of Offered Securities – Series A Preferred Stock - Voting Rights.”

The Preferred Units, the shares of Series A Preferred Stock and the Warrants are each new issuances with no prior trading market. Following the close of this offering, we intend to seek approval by (i) the Financial Industry Regulatory Authority (“FINRA”) for the trading symbols “MODDU,” “MODDA” and “MODDW” (or such other symbols as assigned to us by FINRA) for our Preferred Units, Series A Preferred Stock and Warrants, respectively, and (ii) the OTC Markets, Inc. (“OTC Markets”), to have our Preferred Units, shares of Series A Preferred Stock and Warrants become eligible for quotation and trading on the OTCQB. Our common stock is currently quoted on the OTC Pink Open Market under the trading symbol “MODD.” On April 7, 2020, the closing price of our common stock was $0.24 per share. Following the commencement of the offering, we intend to seek approval for our shares of common stock to be quoted and trade on the OTCQB. No assurances can be given that our shares of common stock or our other securities will be approved for quotation and trading on the OTCQB.

The Preferred Units will be offered on a reasonable best efforts basis. There is no minimum dollar amount or number of Preferred Units that must be sold in this offering to conduct a closing. We intend to have only one closing for the sale of the Preferred Units offered hereby, but reserve the right to have additional closings. This offering shall commence on the date of this prospectus and shall terminate upon the earlier to occur of (i) ninety days from the date hereof, unless extended by us, (ii) when all Preferred Units offered hereby are sold, or (iii) when so determined by the Company in its sole discretion without notice to investors.

The Preferred Units are offered being offered by us directly through our officers, directors and controlling shareholders who will receive no sales commission or other direct compensation related to sales of Preferred Units in the offering. We also intend to use broker-dealers, referred to herein as “selling agents” to solicit offers to purchase the Preferred Units. If any selling agents sell any Preferred Units in this offering, they will be deemed “underwriters” as that term is defined by Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”). We will pay any selling agent’s commissions not to exceed eight percent (8%) of the gross proceeds from sales of Preferred Units they sell.

It is anticipated that the Preferred Units, the Series A Preferred Stock and the Warrants sold in this offering will be issued in book-entry, uncertificated form.

All proceeds for sales of Preferred Units in this offering will be deposited in an escrow account at Truist Bank (the “Offering Escrow Account”), which will be controlled and maintained by Truist Bank (the “Offering Escrow Agent”).

To subscribe for Preferred Units in this offering, see “Plan of Distribution – Subscription Procedures.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and we have elected to apply certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves risks. You should read and carefully consider the “Risk Factors” section beginning on page 17 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2020.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information.

We are not making an offer to sell or seeking an offer to buy any of our securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus is complete and accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered hereby

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider various risk factors identified in this prospectus, including the matters set forth under the heading “Risk Factors,” any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, regulatory, industry and competitive data and information on our business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) the widespread outbreak of contagious diseases, including the recent outbreak of a respiratory illness caused by a novel coronavirus known as COVID-19, (ii) our ability to achieve a marketable product (i.e., our insulin pump), (iii) the timely and costs of obtaining all regulatory approvals and clearances relating to our insulin pump including those of the FDA, (iv) the sufficiency of our cash position, (v) our ability to raise additional financing when needed and the terms and timing thereof, (vi) that we have accurately analyzed our target market for our insulin pump, (vii) market acceptance of our product by our target market, (viii) the existence or development of products for diabetes that are viewed by medical professionals, third party payors and insulin dependent people with diabetes as superior and/or more preferable to, or more affordable or cost efficient than our product, (ix) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (x) general economic and business conditions, (xi) our ability and the timing of us to successfully commercialize our product (xii) changes in United States economic, political and social conditions, (xiii) our ability to recruit and retain (and replace if necessary on a timely basis) competent professionals including third party consultants and advisors and their ability to timely and competently perform their services for us, (xiv) litigation related to our intellectual property rights and patents and claims against us for infringement on such rights of others as well as potential product liability claims against us, (xv) issues relating to the thinly traded market for our shares of common stock, (xvi) our ability to compete in the diabetes marketplace with larger and more substantial medical device companies, (xvii) the specific risk factors discussed under the heading “Risk Factors” below, and (xviii) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

We intend that all forward-looking statements made in this prospectus will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), to the extent applicable. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Preferred Units. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before you decide to invest in shares of our common stock. Unless the context otherwise requires, references in this prospectus to “Modular Medical,” the “Company,” “we,” “our,” or “us” are to Modular Medical, Inc. and its subsidiary.

Overview

We are a development stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin dependent people with diabetes.

The International Diabetes Federation, or IDF, estimates that in 2017, approximately 425 million people had diabetes worldwide and that by 2045, this number will increase to 629 million people. According to the Centers for Disease Control and Prevention, or CDC, 2017 National Diabetes Statistics Report, approximately 23 million people in the United States have diagnosed diabetes, of which type 1 diabetes accounts for approximately 5% to 10%, or approximately 1.2 to 2.3 million people. All people with type 1 diabetes require daily insulin. Of people with type 2 diabetes in the United States, according to the CDC, approximately 14%, or 3.2 million people, require insulin to manage their diabetes. We refer in this prospectus to people with type 1 diabetes and people with type 2 diabetes who require daily insulin as “insulin-dependent people with diabetes.”

Currently, there are two primary therapies available for insulin-dependent people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection (MDI) therapy, or the use of an insulin pump to deliver a continuous subcutaneous insulin infusion into the body, and user directed infusions as appropriate (Continuous Subcutaneous Insulin Injections (CSII) therapy. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy primarily in that the continuous infusion of insulin allows absorption of glucose in a controlled manner minimizing large doses of insulin required before meals. This has proven to improve glucose control and reduce emergency room visits associated with low glucose.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs, has resulted not only in dissatisfaction among many existing pump users, but also has severely limited the adoption rate of insulin pumps by a segment of the diabetes population, who we refer to in this prospectus as “almost pumpers.”

We generally define almost pumpers as persons with insulin dependent diabetes who are aware of pumps and the potential benefits, but because of the shortcomings and problems prevalent in available insulin pumps, continue to receive their daily insulin through insulin injections.

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Our initial target market for our insulin pump is the almost pumper population located in the United States.

Based upon our knowledge of the diabetes industry and information available and/or obtained by us, we believe that an estimated 35% of Americans with type 1 diabetes use insulin pump therapy and an estimated 30% of Americans with type 1 diabetes are who we classify as “almost pumpers.”

Our design and development team is led by Paul DiPerna, our chairman, chief executive officer and a 40% shareholder. Mr. DiPerna has over 30 years of high level experience in developing, designing and obtaining FDA approval for and managing the commercialization of medical devices, including consumer and hospital based insulin pumps while working for such industry leading medical device companies as Baxter Healthcare, Inc., a supplier of drug therapies and associated pumping technologies and founded and ran Tandem Diabetes Care, Inc, a leading supplier of pumping technology to the existing insulin pumping marketplace, which was founded by Mr. DiPerna.

Our Insulin Pump Prototype

Over the past five years we have designed and developed working prototypes of our insulin pump and are undergoing the testing required to submit for FDA approval.

During this period, we have and continue to devote substantial time and resources to better understand the needs and preferences of almost pumpers to enable us to modify and refine our insulin pump to the needs and preferences of this target market. To help us better understand their needs and preferences, we obtained information about our target market and their care givers through one on one interviews, human factors testing, on-line and in person surveys, focus groups both at industry related tradeshows and conferences.

Pre-Commercialization Steps

While we have substantially completed the general engineering and mechanical aspects of our current insulin pump prototype, prior to, commercializing, we still must successfully complete a number of material steps including:

•	Continue to modify, refine and finalize our prototype so that it meets:

o	the general needs and preferences of our almost pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from almost pumpers and their caregivers; and

o	the general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, CMS which administrates the United States Medicare program. To assist us in making such modifications and refinements, we have retained an independent consulting firm, who is focused on ensuring that our product satisfies the coverage and reimbursement criteria of such third-party payors.
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•	Continue to work closely with our FDA regulatory consultant to complete, finalize and file our FDA submission to the FDA for 510(k) clearance and all other documentation necessary to obtain FDA approval of our insulin pump. This will include:

o	engaging the FDA in a pre-submission conference to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to approval of our product. At this meeting, our team, including our FDA regulatory consultant, will receive FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(k) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification).

o	preparing and ensuring that our pre-market notification that will be part of our FDA submission, demonstrates that our insulin pump is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public.

o	preparing our submission to the FDA, to include all of the appropriate results of tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating safety and efficacy of our insulin pump in satisfaction of the mandates of the Federal Food, Drug and Cosmetics Act (the “FDCA”), including requirements with regard to registration and listing, labeling, medical device reporting and good manufacturing practices. We currently expect to make this submission in the fourth calendar quarter of 2020.

•	Take such actions, if any, as may be required by the FDA as a condition to granting approval and providing 510(k) clearance for our insulin pump

•	At the point that we feel confident of the FDA approval and clearance process relating to our insulin pump, select a manufacturer of our insulin pump through a competitive bidding process

•	Retain appropriate sales and marketing personnel to develop, implement and launch a promotional campaign for our insulin pump substantially focused on our target market

As with any medical device attempting to enter and successfully compete with existing products in an established and competitive marketplace, we will face significant hurdles to accomplish the above steps to commercialization including:

•	Obtaining FDA 510(k) clearance to market and sell our insulin pump to the public;

•	Obtaining all other FDA approvals with regard to our product, as required by the FDCA;

•	Educating endocrinologists and nurse educators, who typically prescribe pump usage, as to what we believe to be the superior qualities of our product;

•	Demonstrating to general practitioners, who have been historically skeptical of the heightened support inherent in insulin pumps, of our product’s ease of use and convenience;

•	Ensuring that our final product does, in fact, meet the needs of almost pumpers;

•	Overcoming the historic obstacles and reluctance of almost pumpers to using insulin pumps to treat their diabetes; and

•	Ensuring that third party payors agree to cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump.
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This Offering

The following summary contains certain terms regarding this offering and the Preferred Units, Series A Preferred Stock and the Warrants. This summary is not and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained elsewhere in this prospectus, including but not limited to, the Risk Factors below and “Description of the Securities Offered.” Reference is also made to the Certificate of Designations, Preferences and Rights of 13% Series A Cumulative Redeemable Perpetual Preferred Stock and the Warrant Agent Agreement (the “Warrant Agreement”), both filed as exhibits to the registration statement of which this prospectus forms a part.

Securities being Offered

2,000,000 Preferred Units, each consisting of: (i) one share of 13% Series A Preferred Stock having a liquidation preference of $25.00; and (ii) three Warrants each exercisable to purchase one share of our common stock at an exercise price of $11.00 (the “Exercise Price”). The Series A Preferred Stock and Warrants included in the Preferred Units will be issued separately but may only be purchased as a Preferred Unit.

Public Offering Price Per Preferred Unit	$25.00

Securities Outstanding Assuming the Sale of all 2,000,000 Preferred Units Offered hereby
Preferred Units	2,000,000

Series A Preferred Stock	2,000,000

Warrants	6,000,000

Description of Warrants	Each Warrant will be exercisable to purchase one share of our common stock for a 5 year period commencing on the date of issuance, at an initial exercise price per share equal to $11.00 per share of common stock, subject to adjustment in the event of recapitalization, share dividends, share splits, share combinations, reclassifications, reorganizations or similar events affecting our common stock. In addition, the exercise price will be adjusted for certain dilutive issuances during the term of the Warrants. The Warrants will be exercisable for cash or on a cashless basis at any time and from time to time after the date of issuance. See “Description of Offered Securities – The Warrants.” This prospectus also relates to the offering of shares of common stock issuable upon exercise of the Warrants.

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Dividends

Dividends on the Series A Preferred Stock will be payable if or when declared by our board of directors on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year. Dividends will be payable out of amounts legally available for the payment of dividends at the rate of 13 % per annum of the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends shall be cumulative from, and including, the date of original issuance of each share of Series A Preferred Stock.

A pro-rated initial dividend on the Series A Preferred Stock is currently intended be paid on July 15, 2020.

The amount of the dividend per share of Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series A Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. No interest, or sum of money in lieu of interest, will be payable on any dividend payment in arrears on the Series A Preferred Stock.

Restrictions on Dividends

We will not pay full dividends on the Series A Preferred Stock or any Parity Stock (as defined herein) for any dividend period unless the full cumulative dividends have been paid on the Series A Preferred Stock and any such Parity Stock through the most recently completed dividend period for each such security. When dividends are not paid in full on the Series A Preferred Stock or any Parity Stock, all dividends declared for such dividend period with respect to the Series A Preferred Stock and such Parity Stock shall be declared on a pro rata basis. Any portion of such dividends not paid that are payable upon the Series A Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon any liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock and such Parity Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption. See “Description of Offered Securities - the Series A Preferred Stock—Dividends.”

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During any dividend period, so long as any Series A Preferred Stock remains outstanding, unless the full dividend payment has been paid on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period:

•      no dividend shall be paid or declared on our common stock or other Junior Stock (as defined herein) (other than a dividend payable solely in Junior Stock); and

•      none of our common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (ii) as a result of a reclassification of Junior Stock for or into other Junior Stock, (iii) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock or (iv) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock (as defined herein) that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law. See “Risk Factors—Dividends are payable on the Series A Preferred Stock only out of funds legally available therefor and only if they are not prohibited by contractual provisions or law.”

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Escrow of first 3 Years of Dividend Payments	At the closing of this offering, an amount equal to the first three years of dividend payments, or $9.75 per share of Series A Preferred Stock, from the proceeds from this Offering (the “Dividend Reserve”) shall be retained in the Offering Escrow Account.

No Maturity, Sinking Fund or Mandatory Redemption	The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, as provided in this Offering Summary under the sections titled “Optional Redemption” and “Special Optional Redemption” below. We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption	The Series A Preferred Stock is not redeemable by us prior to the three-year anniversary of the closing of the Offering, except as set forth under “Special Optional Redemption” below. After that time, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. If we redeem any Series A Preferred Stock, we will only do so by treating all holders of Series A Preferred Stock equally.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends to, but not including, the redemption date.

A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions shall have acquired our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

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Ranking

The Series A Preferred Stock will rank, with respect to anticipated dividends and distributions upon any liquidation, dissolution or winding-up of our affairs:

•      senior to our common stock and to each other class or series of our capital stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);

•      on a parity with any class or series of our capital stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);

•      junior to any class or series of our capital stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);

•      junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us; and

•      structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

Parity Stock with respect to the Series A Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., semi-annual rather than quarterly), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series A Preferred Stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series A Preferred Stock will be entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution is made to or set aside for holders of our common stock or any other Junior Stock, a liquidating distribution in the amount of $25.00 per share of Series A Preferred Stock plus all accumulated and unpaid dividends.

Distributions will be made pro rata as to the Series A Preferred Stock and any Parity Stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities and obligations to our creditors, if any. See “Description of the Offered Securities - Series A Preferred Stock—Liquidation Rights.”

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Limited Voting Rights	The Series A Preferred Stock will not have voting rights, except (i) with respect to certain amendments to the terms of the Series A Preferred Stock, including to permit the issuance of Senior Stock, and (ii) as otherwise required by applicable law. See “Description of the Offered Securities - Series A Preferred Stock—Voting Rights.”

No Maturity Date	The Series A Preferred Stock is perpetual and has no maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, all shares of the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem or otherwise repurchase them.

No Preemptive or Conversion rights	Holders of the Series A Preferred Stock will not have preemptive or subscription rights to purchase or otherwise acquire more of our stock, including their pro rata share of any offering of shares of any class or series. The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities.

Use of Proceeds	After the Dividend Reserve is withheld in the Offering Escrow Account ($9.75 per each share of Series A Preferred Stock sold) for the payment of the initial three years of dividends, we plan to use the remaining net proceeds from this offering for working capital, general corporate purposes and growth initiatives, including potential future mergers, acquisitions and other similar transactions, although we have no present plans, arrangements or agreements for any such transactions. See “Use of Proceeds.”

Terms of the Offering

The Preferred Units will be offered on a reasonable best efforts basis. There is no minimum dollar amount or number of Preferred Units that must be sold in this offering to conduct a closing. We intend to have one closing for the sale of the Preferred Units offered hereby, but reserve the right to have additional closings. This offering shall commence on the date this prospectus and shall terminate upon the earlier to occur of (i) ninety days from the date hereof, unless extended by us without notice to investors, (ii) when all Preferred Units are sold, or (iii) when so determined by us in our sole discretion without notice to investors.

The Preferred Units are offered being offered by us directly through our officers and directors who will receive no sales commission or other direct compensation related to sales of Preferred Units in the offering. We also intend to use broker-dealers, referred to herein as “selling agents” to solicit offers to purchase the Preferred Units. If any selling agents sell any Preferred Units, they will be deemed “underwriters” as that term is defined by Section 2(a)(11) of the Securities Act. We will pay any selling agent’s commissions not to exceed eight (8%) percent of the gross proceeds from sales of Preferred Units they sell.

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Trading Market; Proposed Trading Symbols	The Preferred Units, the shares of Series A Preferred Stock and the Warrants are each new issuances with no prior trading market. Following the closing of this offering, we intend to seek approval by (i) FINRA for the trading symbols “MODDU,” “MODDA” and “MODDW” (or such other symbols assigned by FINRA) for our Preferred Units, Series A Preferred Stock and Warrants, respectively, and (ii) the OTC Markets, Inc. (“OTC Markets”), to approve our Preferred Units, shares of Series A Preferred Stock and Warrants to be eligible for quotation and trading on the OTCQB. Our common stock is currently quoted on the OTC Pink Open Market under the trading symbol “MODD.” On April 28, 2020, the closing price of our common stock was $0.24 per share. We intend, following the commencement of this offer, to seek to have our shares of common stock become quoted and trade on the OTCQB. No assurances can be given that our shares of common stock or our other securities will be approved for quotation and trading on the OTCQB.

Transfer Agent and Registrar for the Preferred Units, shares of Series A Preferred Stock and Warrants	Colonial Stock Transfer Company, Inc. (“Colonial Stock Transfer”) will be the registrar and transfer agent for the Preferred Units, Series A Preferred Stock and the Warrants.

Warrant Agent	Colonial Stock Transfer will be the Warrant Agent for the Warrants.

Dividend Payment Agent	SRS Acquiom Inc. will be the Dividend Payment Agent for the Series A Preferred Stock.

Escrow of Subscription Proceeds; Offering Escrow Agent; Offering Escrow Account	Truist Bank will be the escrow agent for this offering (the “Offering Escrow Agent”). Pending the closing of this offering, all subscription funds for the purchase of Preferred Units will be deposited in a bank account at Truist Bank (the “Offering Escrow Account”), which shall be controlled and maintained by the Offering Escrow Agent.

Subscription Procedures

To subscribe for Preferred Units in this offering, you must:

(i)     fully complete date and execute a Subscription Agreement; and

(ii)    deliver the subscription price by cashier’s check or wire transfer of immediately available funds, payable to the Offering Escrow Agent, in accordance with the instructions set forth in the Subscription Agreement.

Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.
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Corporate History and Background

We were formed as a corporation under the laws of the State of Nevada in October 1998 under the name Bear Lake Recreation, Inc. We had no material business operations from 2002 until April 2017 when we acquired Quasuras, Inc., a Delaware corporation (“Quasuras”), in the Acquisition (as defined below). Prior to the Acquisition and, since at least 2002, we were a shell company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). On June 27, 2017, in anticipation of the closing of the Acquisition, we changed our name from “Bear Lake Recreation, Inc.” to “Modular Medical, Inc.” and changed our trading symbol from “BLKE” to “MODD.”

The Control Block Acquisition. On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of July 24, 2017, by and among Manchester Explorer, L.P., a Delaware limited partnership (“Manchester”), the Company and certain other persons named therein, Manchester purchased from us 2,900,000 shares of our common stock representing in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. In connection with the Control Block Acquisition, James E. Besser was appointed our president and a director and Morgan C. Frank was appointed our chief executive officer, chief financial officer, secretary, treasurer and a director and immediately following such appointments, our then officers and directors resigned. Mr. Besser is the managing member of and Mr. Frank is the portfolio manager and a consultant to Manchester Management Company, LLC, a Delaware limited liability company (“MMC”). MMC is the general partner of Manchester and JEB Partners, L.P. (“JEB Partners”).

The Acquisition. On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company, Mr. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras (the “2017 Acquisition Agreement”), the Company acquired all of the issued and outstanding shares of Quasuras owned by the 3 Quasuras Shareholders in exchange for 7,582,060 shares of our common stock of which Messrs. DiPerna, Besser and Frank received 7,220,400 shares, 180,830 shares and 180,830 shares, respectively, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”). Messrs. Besser and Frank each previously purchased for $50,000 approximately 2.25% of the capital stock of Quasuras, and as a result each received 180,830 shares of our common stock in the Acquisition. Simultaneously with the closing of the Acquisition, we completed the 2017 Placement, Manchester cancelled the 2,900,000 shares of our common stock it purchased in the April 2017 Control Block Acquisition, Mr. Besser resigned as our president and a director and Mr. Frank resigned as our chief executive officer, chief financial officer, secretary, and treasurer, but remained a director and Mr. DiPerna was appointed our chairman, chief executive officer, chief financial officer, secretary and treasurer.

On July 28, 2017, we filed with the Securities and Exchange Commission (the “SEC”), a Current Report on Form 8-K, our Super 8-K, disclosing the Acquisition, the 2017 Placement, the cancellation of the 2,900,000 Control Block and related transactions. As a result of the filing of our Super 8-K, we ceased being a shell company.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.

An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;
•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards.

Corporate Information

Modular Medical, Inc. is a Nevada corporation with its principal business office at 16772 West Bernardo Drive, San Diego, California 92127. Our website can be found at www.modular-medical.com. We do not intend nor are we incorporating any contents from our website into this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our securities. Our business, operating results or financial condition could be adversely affected by any of these risks. The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. Any then market price of our Preferred Units, Series A Preferred Stock and the Warrants could also decline significantly due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We are a developmental stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

As a development stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses in each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. For the nine months ended December 31, 2019, we incurred a net loss of approximately $3.4 million, and for the fiscal years ended March 31, 2019 and 2018, we incurred net losses of approximately $2.5 million and $0.7 million, respectively.

We expect to incur losses for the foreseeable future as we continue the development of, and seek regulatory clearance and approvals for, our insulin pump. As our prototype insulin pump is currently our only product, if it fails to gain regulatory approval and market acceptance, we will not be able to generate any revenue, or explore other opportunities to enhance shareholder value, such as through a sale. If we fail to generate revenue and eventually become profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or a substantial part of their investment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

We face risks relating to health epidemics which could adversely affect our business and results of operations.

Our business and prospects could be materially adversely affected by COVID-19. Such material adverse effects from COVID-19 can result in numerous known and currently unknown ways including from quarantines and lockdowns which require us to cease operations at our facility. While we have implemented a work-at-home plan for our employees and consultants, our development progress may be negatively impacted. Such could also impair the timing of obtaining necessary consents and approvals from the FDA, as its employees could also be under such quarantines and lockdowns and their time could be mandatorily required to be allocated to more immediate global and domestic concerns relating to COVID-19. In addition, we purchase materials for our product prototyping from suppliers located in affected areas, and we may not be able to procure required components. The effects of this outbreak have also placed travel restrictions on us and our service providers, as well as temporary closures of the facilities of our suppliers and service providers, which could also impact our business. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and impair our business prospects including as a result of being unable to raise additional capital on acceptable terms to us, if at all.

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We will need substantial additional funding to complete subsequent phases of our insulin pump product and to operate our business and such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing shareholders.

The discovery, development, and commercialization of new medical devices, such as our insulin pump, entails significant costs. While we believe that we have generally completed the engineering and mechanical aspects of our insulin pump prototype, we still must modify, refine and finalize our insulin pump to, among other things, meet the general needs and preferences of the almost pumper marketplace and the guidelines of third-party payors. To enable us to accomplish these and other related items and continue to operate our business, we will need to raise substantial additional capital, or enter into strategic partnerships, to enable us to:

•	fund clinical studies and seek regulatory approvals;
•	build or access manufacturing and commercialization capabilities;
•	develop, test, and, if approved, market our product;
•	acquire or license additional internal systems and other infrastructure; and
•	hire and support additional management, engineering and scientific personnel.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional equity funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical studies, development programs or future commercialization initiatives. In addition, any additional equity funding that we do obtain will dilute the ownership held by our existing security holders. The amount of this dilution may be substantially increased if the trading price of our common stock is lower at the time of any financing. Regardless, the economic dilution to shareholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular shareholder. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing. If we fail to obtain funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected.

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We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully complete our studies and/or implement our existing and new products. If we fail to do so, it could materially harm our business and impair the value of our common stock. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business, conducting research, and developing new products. These include, but are not limited to, inadequate funding, failure to obtain regulatory approval, unforeseen research issues, lack of consumer acceptance, competition, sluggish product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably. See “Our Business – Corporate History and Background” below.

We may not be able to meet our future capital needs.

To date, we have no revenue and we have limited cash liquidity and capital resources. We will need additional capital in the near future. Any equity financings will result in dilution and may contain other terms that are not favorable to our then-existing stockholders. Although we currently do not have any debt financing, any sources of debt financing that we may obtain in the future may result in a high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations.

The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the costs of our clinical studies for our insulin pump product and other development activities conducted by us directly, and our ability to successfully conclude the studies and activities and achieve favorable results;
•	our ability to attract future strategic partners to pay for or share costs related to our product development efforts;
•	the costs and timing of seeking and obtaining regulatory clearance and approvals for our product;
•	the costs of filing, prosecuting, maintaining and enforcing any patents and other intellectual property rights that we may have and defending against potential claims of infringement;
•	decisions to hire additional scientific, engineering or administrative personnel or consultants;
•	our ability to manage administrative and other costs of our operations; and
•	the presence or absence of adverse developments in our research program.

If any of these factors cause our funding needs to be greater than expected, our operations, financial condition, ability to continue operations and stock price may be adversely affected.

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Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

•	the costs and results of our clinical studies regarding our insulin pump product;
•	the time and costs involved in obtaining regulatory clearance and approvals;
•	whether we are able to obtain funding under future licensing agreements, strategic partnerships, or other collaborative relationships, if any;
•	the costs of compliance with laws, regulations, or judicial decisions applicable to us; and
•	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and shareholder interests

If we fail to raise additional funds on a timely basis, we will need to scale back our business plans, which would adversely affect our business, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets. See “Our Business – Keep costs low during our design and development process,” below.

Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete.

The diabetes treatment market is subject to rapid technological change and product innovation. Our insulin pump is based on our proprietary technology, but a number of companies, medical researchers and existing pharmaceutical companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapeutics for the monitoring, treatment and/or prevention of insulin-dependent diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete, which, since our insulin pump is our only product, would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

Any failure to attract and retain skilled directors, executives, employees and consultants could impair our product development and commercialization activities.

Our business depends on the skills, performance, and dedication of our directors, executive officers and key engineering, scientific and technical advisors. Many of our current engineering or scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, which may affect their ability to provide services to us in a timely manner. We will need to recruit additional directors, executive management employees, and advisers, particularly engineering, scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant engineering, scientific and technical expertise, and this competition is likely to continue. If we are unable to attract and retain persons with sufficient engineering, scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition. See “Our Business – Employ experienced engineers, recruited, supervised and led by Mr. DiPerna, a highly experienced respected engineer and executive in the insulin pump industry.”

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We have limited internal research and development personnel, making us dependent on consulting relationships.

We consider research and development to be an important part of the process of designing, developing, obtaining regulatory required approvals and the eventual commercialization of our insulin pump. We continue to incur increased research and development expenditures, which are attributable to effort and expenses incurred in designing and developing our innovative insulin pump. We expect to continue to incur substantial costs related to research and development.

We currently have a limited number of research and development personnel, and rely and expect for the foreseeable future to continue to rely, on consultants, whom are not our employees, to perform significant functions for us. As a result, we are and expect to continue for the foreseeable future to be dependent on such third parties. Such third parties may be able to terminate their contractual relationships with us quickly and with little, if any, notice. Although we believe there is a relatively large and readily accessible network of third parties that we can draw from to replace any of our third-party consultants, no assurances can be given that we would be able to quickly and seamlessly find and hire suitable replacements. Any material interruption or delay in our research and development activities performed by our consultants could impair our ability to meet any deadlines and materially impair our then product design and development, regulatory approval and/or commercialization activities which could have a material adverse effect on our business, financial condition and stock price. In addition, if we do not appropriately manage our relationships with our consultants, we may not be able to efficiently manage the development, testing, regulatory approval and eventual commercialization of our insulin pump, which also could have a material and adverse effect on our business, financial condition and stock price.

We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump as well as in connection with assisting us in the preparation and filing of our FDA submission, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We are dependent on consultants for important aspects of our product development strategy. We do not have the required financial resources and personnel to carry out independently the development of our product, and do not have the capability or resources to manufacture, market or sell our current product. As a result, we contract with and rely on third parties for important functions, including in connection with the development and finalization of our insulin pump, the preparation and filing of our FDA submission and eventual manufacturing and commercialization of our product. We have recently entered into several agreements with third parties for such services. If problems develop in our relationships with third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress in obtaining FDA clearance, significant cost increases, changes in our strategies, and even failure of our product initiatives.

We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a diabetes related service providing company for the further development and approval of our insulin pump product. At this time, we have not entered into any such strategic alliance. Strategic alliances, if entered into, could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the product that we are currently developing or a product we may explore in the future. We cannot give any assurance that we will be able to enter into strategic relationships with a diabetes related service providing company or others in the near future or at all. In addition, we cannot assure you that any agreements that we do reach will achieve our goals or be on terms that prove to be economically beneficial to us. When we do enter into strategic or contractual relationships, we become dependent on the successful performance of our partners or counter-parties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts. See “Our Business – Number of Total Employees” below.

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We may not receive the necessary regulatory clearance or approvals for our insulin pump, and failure to timely obtain necessary clearances and/or approvals could harm our then operations including to commercialize our product.

Before we can market a new medical device, such as our insulin pump, we must first receive clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that such proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved pre-market approval (“PMA”) and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device.

Certain modifications made to our product, which we currently expect to be cleared through 510(k), may require a new 510(k) clearance. The 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory approvals could harm our business, including our ability to commercialize our product and our shareholders could lose their entire investment. Furthermore, even if we are granted the required regulatory clearances, such clearances may be subject to significant limitations on the indicated uses for the device, which may limit the market for our product.

If the FDA requires us to go through a lengthier, more rigorous examination for our product than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval for our insulin pump medical device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA that our product is safe or effective for its intended use;
•	the disagreement of the FDA with the design or implementation of our clinical studies or the interpretation of data from our clinical studies;
•	serious and unexpected adverse device effects experienced by participants in our clinical studies;
•	the data from clinical studies may be insufficient to support clearance or approval, where required;
•	our inability to demonstrate that the benefits of our pump outweigh the risks;
•	the manufacturing process or facilities we intend to use may not meet applicable requirements; and
•	the potential for approval policies or regulations of the FDA to change significantly in a manner rendering our data or regulatory filings insufficient for clearance or approval.
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In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our product or impact our ability to modify our product after clearance on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain clearance for our pump, increase the costs of compliance or restrict our ability to maintain our current approval. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, the U.S. Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance and approval. Some of these proposals and reforms could impose additional regulatory requirements upon us that could delay our ability to obtain new clearance, increase the costs of compliance or restrict our ability to maintain any clearance or approval we are able to obtain.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

Our competitors may develop products that are more effective, safer and less expensive than ours.

Existing insulin pumps are expensive, with the more popular models having purchase prices exceeding $4,000 for individuals without health insurance and often require significant patient copays. Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for any pumps, except their most technologically proficient and compliant patients and places pumps out of reach for many patients whom cannot afford such out of pocket expenses.

We are engaged in the diabetes treatment sector of the healthcare marketplace, which is intensely competitive. There are current products that are quite effective at addressing the effects of diabetes, and we expect that new developments by other companies and academic institutions in the areas of diabetes treatment will continue. If approved for marketing by the FDA, depending on the approved clinical indication, our product will be competing with existing and future products related to treatments for diabetes.

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Our competitors may:

•	develop product candidates and market products that increase the levels of safety or efficacy that our product candidates will need to show in order to obtain regulatory approval;
•	develop product candidates and market products that are less expensive or more effective than ours;
•	commercialize competing products before we can launch any products we are working to develop;
•	hold or obtain proprietary rights that could prevent us from commercializing our products; or
•	introduce therapies or market medical products that render our potential product candidates obsolete.

We expect to compete against large medical device companies, such as Medtronic, Inc., Tandem Diabetes Care, Inc. and Insulet Corporation and smaller companies that are collaborating with larger medical device companies, new companies, academic institutions, government agencies and other public and private research organizations. These competitors, in nearly all cases, produce similar products relative to the treatment of diabetes that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

•	developing medical device and other product candidates;
•	undertaking testing and clinical studies;
•	building relationships with key customers and opinion-leading physicians;
•	obtaining and maintaining FDA and other regulatory approvals;
•	formulating and manufacturing medical devices;
•	launching, marketing and selling medical devices; and
•	providing management oversight for all of the above-listed operational functions.

If we fail to achieve superiority over other existing or newly developed products, we may be unable to obtain regulatory approval. If our competitors market medical devices that are less expensive, safer or more effective than our insulin pump, or that gain or maintain greater market acceptance, we may not be able to compete effectively. See “Our Business – Competition” below.

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We expect to rely on third party manufacturers and will be dependent on their quality and effectiveness.

Our insulin pump requires precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including failure to detect or control anticipated or unanticipated manufacturing errors or the frequent occurrence of such errors, could result in patient injury or death, discontinuance or delay of ongoing or planned clinical studies, delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Contract medical device manufacturers often encounter difficulties involving production yields, quality control and quality assurance and shortages of qualified personnel. These manufacturers are subject to stringent regulatory requirements, including the FDA’s current good-manufacturing-practices regulations. If our contract manufacturers fail to maintain ongoing compliance at any time, the production of our product could be interrupted, resulting in delays or discontinuance of our clinical studies, additional costs and loss of potential revenues. See “Our Business – Keep costs low during design and development process” below.

We may not be able to successfully scale-up manufacturing of our product in sufficient quality and quantity, which would delay or prevent us from developing our product and commercializing our product.

In order to conduct larger-scale or late-stage clinical studies and for commercialization of our insulin pump, if 510(k) clearance is granted, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity for our product in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we are unable to successfully scale up the manufacture of our product in sufficient quality and quantity, the development and testing of our product and regulatory approval or commercial launch may be delayed, which could significantly harm our business.

We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

The development and sale of our insulin pump exposes us to the risk of significant damages from product liability and other claims, and the use of our product in clinical studies may result in adverse effects. We cannot predict all the possible harms or adverse effects that may result. We maintain a modest amount of product liability insurance to provide some protection from claims. Nonetheless, we may not have sufficient resources to pay for any liabilities resulting from a personal injury or other claim, even if it is partially covered by insurance. In addition to the possibility of direct claims, we may be required to indemnify third parties against damages and other liabilities arising out of our development, commercialization and other business activities, which would increase our liability exposure. If third parties that have agreed to indemnify us fail to do so, we may be held responsible for those damages and other liabilities as well.

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Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to the health care system in the U.S. and in other jurisdictions may change the nature of and regulatory requirements relating to innovations in medical devices, testing and regulatory approvals, limit or eliminate payments for medical procedures and treatments, or subject the pricing of medical devices to government control. In addition, third-party payors in the U.S. are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Significant changes in the health care system in the U.S. or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our projected future operating results and our ability to raise capital, commercialize products, and remain in business. See “Our Business – Government Regulations” below.

We are subject to extensive regulation by the U.S. Food and Drug Administration, which could restrict the sales and marketing of our insulin pump and could cause us to incur significant costs.

Our insulin pump is subject to extensive regulation by the FDA. These regulations relate to manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or PMA from the FDA, unless an exemption applies. We may be required to obtain a new 510(k) clearance for significant post-market modifications to our insulin pump. Each of these processes can be expensive and lengthy, and entail significant user fees, unless exempt.

Medical devices may be marketed only for the indications for which they are approved or cleared. Further, 510(k) clearances can be revoked if safety or effectiveness problems develop.

The current regulatory requirements to which we are subject may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	customer notification, or orders for repair, replacement or refunds
•	voluntary or mandatory recall or seizure of our current or future products;
•	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;
•	imposing operating restrictions, suspension or shutdown of production;
•	refusing our requests for 510(k) clearance or pre-market approval of any new products, new intended uses or modifications to our insulin pump;
•	rescinding 510(k) clearance that has already been granted; and
•	criminal prosecution.
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The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product and research technologies.

We have applied to the U.S. Patent and Trademark Office for patents on our proprietary fluid movement technology and the configuration of our insulin pump. There is no assurance that these patents will be issued, and no assurance that they will prevent other companies from competing with us. We will continue to attempt to patent our innovations as appropriate to help ensure a sustainable competitive advantage.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering health care product inventions, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in medical device patents. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If, at some point in the future, one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us to obtain FDA approval. See “Our Business – Patents,” below.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our product depends on our ability to use, manufacture and sell our product without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the diabetes medical device area. There may be existing patents, unknown to us, on which our activities with our insulin pump candidate could infringe.

If a third party claims that our actions infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

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•	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations;
•	substantial damages for infringement, including consequential damages for lost of profits or market share, if a court determines that our products or technologies infringe on a third party’s patent or other proprietary rights;
•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and
•	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price.

Healthcare reform laws could adversely affect our product and financial condition.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including limiting access to care, alternative delivery models and changes in the methods used to determine reimbursement scenarios and rates, are ongoing at the federal and state government levels. There are provisions of law that provide for the creation of a new public-private Patient-Centered Outcomes Research Institute tasked with identifying comparative effectiveness research priorities. For example, establishing a research project agenda and contracting with entities to conduct the research in accordance with the agenda. Research findings published by this institute are publicly disseminated. It is difficult at this time to determine whether a comparative effectiveness analysis impacting our business will be done, and assuming one is, what impact that analysis will have on our insulin pump or our future financial results.

In addition, the Affordable Care Act, or the ACA, and related healthcare reform laws, regulations and initiatives have significantly increased regulation of managed care plans and decreased reimbursement to Medicare managed care. Some of these initiatives purport to, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary. Moreover, to alleviate budget shortfalls, states have reduced or frozen payments to Medicaid managed care plans. We cannot accurately predict the complete impact of these healthcare reform initiatives, but they could lead to a decreased demand for medical devices such as our insulin pump and other outcomes that could adversely impact our business and financial results.

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Some of the provisions of the ACA have yet to be fully implemented, and certain provisions have been subject to judicial and Congressional challenges. In addition, there have been efforts by the Trump administration to repeal or replace certain aspects of the ACA and to alter the implementation of the ACA and related laws. For example, the Tax Cuts and Jobs Act enacted on December 22, 2017, eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code of 1986, commonly referred to as the “individual mandate,” effective January 1, 2019. Further, the Bipartisan Budget Act of 2018 among other things, amended the Medicare statute, effective January 1, 2019, to reduce the coverage gap in most Medicare drug plans, commonly known as the “donut hole,” by raising the manufacturer discount under the Medicare Part D coverage gap discount program to 70%. It is unclear how the ACA and its implementation, as well as efforts to repeal or replace, or invalidate, the ACA, or portions thereof, will affect our insulin pump or our business. Additional legislative changes, regulatory changes, and judicial challenges related to the ACA remain possible. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our insulin pump and achieve profitability.

If we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fails to comply with the FDA’s quality system regulations, the manufacturing and distribution of our product could be interrupted, and our product sales and operating results could suffer.

A material step in the process of the commercialization of our product will involve selecting a manufacturer or manufacturers for our pump. We and any future contract manufacturers of our insulin pump will be required to comply with the FDA’s quality system regulations, which impose a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of medical devices. The FDA enforces its quality system regulations through periodic unannounced inspections. We cannot assure you that, in the future, any manufacturing facilities owned by us or any contract manufacturer will pass any quality system inspection. In the event that our or any contract manufacturer’s facilities fails a quality system inspection, the manufacturing or distribution of our product could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of any packaging and labeling operations or then manufacturing operations of any contract manufacturers, or a recall of our insulin pump. If any of these events were to occur, we at such time would not be able to provide our customers with the quantity of insulin pumps that they require on a timely basis, our reputation could be harmed and we could lose any customers we then have, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

We may undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents. See “Our Business – Patents,” below.

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We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

Inventions discovered in the course of performance of contracts with third parties or contractors may become jointly owned by such third party contractors and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions or jointly developed improvements thereto. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business. See “Our Business –Use of Proprietary Technology,” below.

Assuming our insulin pump receives FDA clearance or approval, our insulin pump will still be subject to recalls, which would harm our reputation, business operations and financial results.

Even assuming we obtain FDA approval or clearance with regard to our insulin pump, the FDA has the authority to require the recall of our pump if we commence manufacturing of our insulin pump and we or any contract manufacturers we retain fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the product. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that our product would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert management’s attention and financial resources and harm our reputation with customers. A recall involving our insulin pump would be particularly harmful to our business, financial condition and results of operations because it is currently our only product.

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Negative economic conditions and issues with regard to the financial markets, could have a negative impact on our ability to access the capital markets, and thus have a negative impact on our then operations and liquidity. A general shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession in the future. If such occurred, we would face significant challenges if conditions in the capital markets did not improve. Our ability to access the capital markets under such circumstances could be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital under such circumstances, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long such negative conditions might continue.

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Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. If in the future we are approved for and are otherwise able to commercialize our insulin pump, but are unable to obtain adequate reimbursement or insurance coverage for such product from third-party payors, we will be unable to generate significant revenue.

Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain. In the United States, patients using insulin pumps are generally reimbursed for all or part of the product cost by Medicare or other third-party payors. Any future commercial success of our insulin pump will be substantially dependent on whether third-party coverage and reimbursement is available for future customers. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate reimbursement for our insulin pump, assuming we are able to fully develop and obtain all regulatory approval to market it in the United States. Accordingly, unless government and other third-party payors provide coverage and reimbursement for our insulin pump, patients may not use it, which would cause investors to lose their entire investment.

We are subject to the oversight of the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight of the SEC and state regulatory agencies, in addition to the FDA. As a result, we may face legal or administrative proceedings by these agencies. We are unable to predict the effect of any investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business. See “Our Business – Government Regulation” below.

Risks Related to this Offering and Ownership of the Preferred Units, our Series A Preferred Stock and the Warrants

This is a best efforts offering, no minimum dollar amount or number of Preferred Units is required to be sold, and we may not raise the amount of capital we believe is required for our business.

We are seeking to raise up to $50,000,000 from the sale of the Preferred Units. We will deposit approximately 39% of the gross proceeds in the Dividend Payment Account, from which the Dividend Payment Agent will make payments of dividends on the Series A Preferred Stock for three years from the date of issuance of the Preferred Units. The remaining proceeds will be used by us for working capital, general corporate purposes and growth initiatives, including potential future mergers and acquisitions and similar transactions, although the Company has no present plans, arrangements or agreements for any such transactions. This is a reasonable best efforts offering and there is no minimum dollar amount or number of Preferred Units that must be sold to conduct a closing. As a result, we may not raise sufficient funds to meet our working capital and other operating and business expenses to be able to carry out our business since we are continuing to lose money. In that event, we will be required to seek other financing which, if available, may be very dilutive and expensive. In that event, your investment will be adversely affected and you could lose your entire investment.

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The Series A Preferred Stock is equity and therefore is subordinated to our existing and future indebtedness.

The shares of Series A Preferred Stock are equity interests and do not constitute indebtedness. As such, the Series A Preferred Stock is subordinated to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us and is structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and any future preferred stock of our subsidiaries. The Series A Preferred Stock would also rank junior to any Senior Stock that we may issue in the future (subject to the required consent of the outstanding Series A Preferred Stock).

Dividends are payable on the Series A Preferred Stock out of funds legally available therefor and only if they are not prohibited by contractual provisions or law.

Dividends on our Series A Preferred Stock are payable only out of funds legally available therefor. In addition, we may become subject to contractual restrictions, including any agreement relating to our indebtedness, on our ability to pay dividends in the future, whether under indebtedness or otherwise. No dividends on the Series A Preferred Stock shall be paid (or declared and a sum sufficient for the payment thereof set aside) at such time as any such contractual provisions prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law.

We may not redeem the Series A Preferred Stock; Dividend Payments after 3 years.

The Series A Preferred Stock will be a perpetual equity security. The Series A Preferred Stock will have no maturity or mandatory redemption date and will not be redeemable at the option of holders. The Series A Preferred Stock may be redeemed by us at our option either in whole or in part, from time to time, on or after the three (3) year date of the closing of this offering, except upon a Change of Control. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend, among other things, upon our available cash, our business strategy as well as general market conditions at such time. We currently do not have any revenues or income and we have relied on sales of our securities to fund all of our capital requirements. Moreover, no assurances can be given that in the future we will have revenues income or other sources of capital to redeem all or any of our Series A Preferred Stock or to make dividend payments on our Series A Preferred Stock in 3 years after the Dividend Reserve in the Dividend Payment Account has been used to pay 3 years of dividends on our Series A Preferred Stock. Accordingly, we may never be able to redeem our Series A Preferred Stock or pay dividends thereon after such 3-year period.

The Preferred Units, the Series A Preferred Stock and the Warrants may not have an active trading market.

The Preferred Units, the Series A Preferred Stock and the Warrants are new issues of securities and do not have an established trading market. Although following the commencement of this offering and the approval by FINRA of trading symbols for the Preferred Units, the Series A Preferred Stock and the Warrants, we intend to apply to the OTC Markets to have such securities and our common stock become eligible for quotation and trading on the OTCQB, there is no guarantee that such applications will be approved or if approved, we cannot assure you that an active market for such securities will develop or be sustained or that holders of such securities will be able to sell such securities at favorable prices or at all.

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The voting rights of holders of the Series A Preferred Stock are limited.

Holders of the Series A Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of holders of the Series A Preferred Stock include the right to vote as a single class on certain matters that may affect the preference or special rights of the Series A Preferred Stock including the issuance of Senior Stock, as described under “Description of the Offered Securities - Series A Preferred Stock—Voting Rights.”

We may not be able to declare and pay dividends on the Series A Preferred Stock, if we fail to comply with the conditions imposed by applicable Nevada law.

Section 78.288 “Distributions to stockholders” of the Nevada Revised Statute provides that we may not declare and pay cash dividends on the Series A Preferred Stock if (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. There can be no assurance that we will satisfy such requirements at any given time.

If we redeem the Series A Preferred Stock, investors will no longer be entitled to dividends.

Commencing on or after three years following the termination of this offering, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time-to-time, based upon the payment of the $25.00 liquidation amount per share of Series A Preferred Stock plus accrued dividends. However, upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 and nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the date of such written notice. We may have an incentive to redeem the Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series A Preferred Stock. If we redeem the Series A Preferred Stock, then from and after the redemption date, dividends will cease to accrue on the shares of Series A Preferred Stock, that have been redeemed, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

The offering price and exercise price and other terms of this offering have been arbitrarily determined and may not be indicative of future market prices.

The offering price of the Preferred Units and the exercise price of the Warrants was not established in a competitive market, but was arbitrarily determined by us. The offering price and exercise price bears no relationship to our assets, book value, historical results of operations or any other established criterion of value, and may not be indicative of the fair value of our Series A Preferred Stock. The trading price of the Preferred Units, the shares of Series A Preferred Stock and the Warrants that will prevail in the market in the future may be higher or lower than the price per Preferred Unit, share of Series A Preferred Stock and Warrant that investors pay in this offering.

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Holders of our Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our Common Stock upon exercise of your Warrants, you will have no rights with respect to shares of our Common Stock issuable upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a Common Stockholder only as to matters for which the record date occurs after the exercise date.

The market price of our common stock may never exceed the exercise price of the Warrants issued in connection with this offering.

The Warrants will expire five years from the date of issuance. The market price of our common stock is currently below and may never exceed the exercise price of the Warrants prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holder.

The Warrants are executory contracts and they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Risks Relating to Our Common Stock

Our shares of Common Stock are quoted on the OTC Pink Market, and there is no active trading market for our common stock.

Our shares of Common Stock are traded on the OTC Pink Open Market. There is currently no trading market, and for over three years there has not been any active trading market for our common stock. There can be no assurance that an active trading market for our common stock will develop, or, even if one develops, it will be sustained.

We do not expect any cash dividends to be paid on our shares of common stock for the foreseeable future.

We have never declared or paid a cash dividend and we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure stockholders of a positive return on their investment when they sell their shares or that stockholders will not lose the entire amount of their investment. See “Description of Our Common Stock – Dividend Policy” below.

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If the beneficial ownership of our common stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; agreement to elect directors.

As of March 31, 2020, our executive officers, directors and certain persons who may be deemed their affiliates beneficially owned substantially in excess of 50.1% of our issued and outstanding common stock. As a result, such persons may exercise substantial influence over the outcome of corporate actions requiring stockholder approval including, without limitation, the election of directors, certain mergers, consolidations and sales of all or substantially all of our assets or any other significant corporate transactions. Such persons may also vote against a change of control, even if such a change of control would benefit our other shareholders. In addition, pursuant to the July 2017 Agreement, until July 24, 2022, our board of directors will consist of no less than two and no more than five directors, of which Mr. DiPerna, in addition to being our chairman, has the right to appoint two additional directors, which Manchester has the right to appoint two directors, of which Mr. DiPerna approved Messrs. Febbo and Burns and Manchester approved Mr. Frank and Ms. Volkert. As a result of such agreement, until July 24, 2022, other stockholders will not have the ability to elect any directors either at the annual meeting or by written consent, even if such other shareholders believe that our board of directors is taking actions to which the shareholders object. See “Stock Ownership by Principal Shareholders and Management” below.

Sale of our common stock by shareholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock that would be caused by the sale of material amounts of our common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of the first sale of shares covered by this prospectus, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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Our common stock may be classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Our common stock is traded on the OTC Pink Markets. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common shares may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our common stock. We believe that the penny stock rules may discourage investor interest in and limit the marketability and reduce the level of trading activity of our common shares. The market price of our common stock may suffer as a result. See “Plan of Distribution.”

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, or at prices per share below the current market price of our common stock, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. Moreover, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital. See “Description of Common Stock - Stock Options” below.

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Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Currently our board of directors has the authority to designate and issue up to 5,000,000 shares of our preferred stock without further shareholder approval, of which 2,000,000 of such shares have been designated by our board of directors as Series A Preferred Stock and are being offered for sale in this offering. In the future, our board of directors could authorize the issuance of one or more additional series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing shareholders. See “Description of the Common Stock – Preferred Stock” below.

If we are unable to effectively implement or maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations require our management to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Based on its evaluations, our management concluded that there were material weaknesses in our internal control over financial reporting and management concluded that the Company’s internal controls over financial reporting were not effective as of March 31, 2019. Such material weaknesses related to inadequate internal controls over financial reporting, and the lack of segregation of duties in our financial reporting process. Specifically, management noted that we do not have a separately designated audit committee or an independent director. We have implemented remediation activities to address these weaknesses, including appointing new independent directors to our board of directors and forming an audit committee. Any failure to implement the new or improved controls necessary to remedy the material weaknesses described above, or difficulties encountered in the implementation, operation or effectiveness of these controls, could harm our operations, decrease the reliability of our financial reporting, and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.

Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without shareholder approval.

Pursuant to our amended and restated articles of incorporation, our board of directors has the power, without obtaining shareholder approval, to effectuate recapitalizations of the Company through forward or reverse splits of our outstanding common stock. As a result of such provision, our board of directors can implement recapitalizations of the Company by effectuating a forward or reverse stock split of our outstanding common stock, which would increase or decrease each of our shareholder’s number of shares owned, and our shareholders will have no right to approve or disapprove any such action even if such actions have a material adverse effect on them.

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USE OF PROCEEDS

Assuming that we sell all of the 2,000,000 Preferred Units offered hereby, we estimate that we will receive net proceeds of approximately $45,700,000, after deducting 8% selling agent commissions ($4,000,000) and estimated offering expenses of approximately $300,000 payable by us, based on an assumed public offering price of $25.00 per Preferred Unit.

Of such $45,700,000 of estimated net proceeds, $19,500,000 (39% of the gross proceeds of the offering) ($9.75 per Preferred Unit), will, as a condition to the release of any other net proceeds, be transferred directly by the Offering Escrow Agent from the Offering Escrow Account to the Dividend Payment Account for the purpose of ensuring funds will be available to pay holders of Series A Preferred Stock three years of dividends on the Series A Preferred Stock and the remaining approximately $26,200,000 of net proceeds will be transferred to us.

We intend to use such remaining net proceeds from this offering for working capital, general corporate purposes and growth initiatives, including potential future mergers, acquisitions and other similar transactions, although we have no present plans, arrangements or agreements for any such transactions.

In addition, the amount and timing of what we actually spend for these purposes may vary and will depend on a number of factors, including, without limitation, our future revenue and cash generated by operations, if any, and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds and investment-grade debt securities.

Because there is no minimum offering dollar amount or number of Preferred Units that must be sold in this offering to effectuate the closing, the actual offering amount, selling agent commissions, future dividend payments (after 3 years) and the remaining proceeds to us are not presently determinable and may be substantially less than the amount set forth above. We may sell fewer than all of the Preferred Units offered hereby, which may significantly reduce the amount of remaining net proceeds available to us. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us.

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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of December 31, 2019, and on a pro-forma, as adjusted basis, reflecting sale of all of the Preferred Units offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

The pro forma information set forth in the table below is illustrative only.

As of December 31, 2019 (in thousands)

	Actual	Pro Forma
Cash and cash equivalents	$3,718	$29,918
Restricted cash	—	19,500
Stockholders’ equity:
Common stock, $0.001 par value, 50,000 shares authorized; 17,870 shares issued and outstanding, actual and pro forma	18	18
Series A Preferred stock, $0.001 par value; 2,000 shares authorized and none outstanding, actual; 2,000 shares authorized and outstanding, actual and pro forma	—	2
Preferred stock, $0.001 par value; 3,000 shares authorized and undesignated, actual and pro forma; no shares issued and outstanding, actual and pro forma	—	—
Additional paid-in capital	10,242	56,240
Accumulated deficit	(6,651)	(6,951)

Total stockholders’ equity	3,608	49,309
Total capitalization	$7,326	$98,727
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PLAN OF DISTRIBUTION

The Offering

The Preferred Units will be offered on a reasonable best efforts basis. We intend to have only one closing for the sale of the Preferred Units offered hereby, but reserve the right to have additional closings. There is no dollar amount or number of Preferred Units that must be sold in this offering to conduct such closing. All subscription funds for the purchase of Preferred Units offered pursuant to this prospectus shall be deposited and held in the Offering Escrow Account, maintained and controlled by the Offering Escrow Agent.

It is anticipated that the Preferred Units, the Series A Preferred Stock and the Warrants sold in this offering will be issued in book-entry, uncertificated form.

The Preferred Units will be offered by us through our officers, directors and one or more controlling shareholders who will receive no sales commission or other direct compensation related to sales of Preferred Units in the offering.

Selling Agents

We also intend to use broker-dealers, referred to herein as “selling agents” to solicit offers to purchase the Preferred Units. If any selling agents sell any Preferred Units, they will be deemed “underwriters” as that term is defined by Section 2(a)(11) of the Securities Act. We will pay any selling agent’s commissions not to exceed eight percent (8%) of the gross proceeds from sales of Preferred Units it sells.

Subscription Procedures

To subscribe for Preferred Units in this offering, you must:

•	execute and deliver a Subscription Agreement; and
•	deliver the subscription price by check, cashier’s check or wire transfer of immediately available funds, payable in accordance with the instructions set forth in the Subscription Agreement.

The Subscription Agreement requires you to disclose your name, address, social security or tax identification number, telephone number, email address, number of Preferred Units you are purchasing, and the aggregate subscription price you are paying for your Preferred Units.

Acceptance of Subscriptions

Upon our acceptance of a subscription amount and receipt by the Offering Escrow Agent of full and timely payment of cleared funds, we shall countersign and return your fully executed Subscription Agreement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Once delivered, you have no right to a return of your subscription funds.

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Indemnification and Contribution

We have the right to indemnify the selling agents against liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Miscellaneous

A prospectus in electronic format may be made available on websites maintained by us and any selling agent retained by us. These websites and the information contained on these websites, or connected to these websites, are not incorporated into and are not a part of this prospectus. In connection with the offering, we or selling agents may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Selling agents may not confirm sales of Preferred Units offered by this prospectus to accounts over which they exercise discretionary authority. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our securities may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse’s net worth and may include the fair market value of home furnishings and automobiles, but excluding from the calculation the value any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

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Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your Preferred Units and the shares of Series A Preferred Stock and the Warrants included therein due to broker-dealer reluctance to undertake the above-described regulatory burdens.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or any other shares of capital stock. Except for the 13% dividends payable to the holders of Series A Preferred Stock as described elsewhere in this prospectus from the Dividend Payment Account on a quarterly basis, we currently intend to retain any future earnings and do not expect to pay any dividends on any other securities, including our common stock for the foreseeable future. Any future determination to declare cash dividends (other than on the Series A Preferred Stock) will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Nevada law may limit when we can pay dividends on our securities. Further our continuing losses require us to use funds we receive in financings to meet our working capital needs. See “Description of Offered Securities – Dividends.”

DESCRIPTION OF OUR SECURITIES

Our amended and restated articles of incorporation authorize us to issue 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Each shareholder of our common stock is entitled to a pro rata share of any cash distributions made to holders of our common stock, including any dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, under our governing documents, subject to the July 2017 Agreement, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. See “Management – Composition of our Board of Directors.” However, as a result of the rights of certain persons, including our chief executive officer and an affiliate of one of our directors on our board of directors, to appoint all of our directors until July 24, 2022, shareholders will not have the ability to elect any directors either at the annual meeting or by written consent. See “Management – Arrangements for Appointments of directors.”

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The holders of our common stock are entitled to receive dividends when and if declared by our board of directors from funds legally available therefore. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

We have never paid dividends on our common stock and have no current plans to do so. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, and other factors that the board of directors, in its discretion, may deem relevant. There are no restrictions, other than applicable law, on the ability of the board of directors to declare and pay dividends. As of April 28, 2020, we sold approximately 374,000 shares at a purchase price of $2.87 in our ongoing private placement.

Preferred Stock

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, without stockholder approval, of which such preferred shares have been designated Series A Cumulative Perpetual Redeemable Preferred Stock which are defined in and being offered for sale pursuant to this prospectus as “Series A Preferred Stock.” To date, we have not issued any of our preferred stock.

Our board of directors has the authority, subject to any limitations prescribed by Nevada law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

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DESCRIPTION OF OFFERED SECURITIES

The following description summarizes the most important terms of the Preferred Units, the Series A Preferred Stock and the Warrants. This summary does not purport and is not intended to be a complete description of such securities and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation, the Certificate of Designations of the Series A Preferred Stock, our Amended and Restated Bylaws, the form of Warrant and the Warrant Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Preferred Units

Pursuant to this prospectus, we are offering for sale 2,000,000 Preferred Units, each Preferred Unit consisting of (i) one (1) share of our Series A Preferred Stock and (ii) three Warrants each to purchase one (1) of share of our common stock. The Series A Preferred Stock and the Warrants will be issued separately but may only be purchased as a Preferred Unit. We are also registering the shares of common stock issuable from time to time upon exercise of the Warrants included in each Preferred Unit.

Series A Preferred Stock

General

The Series A Preferred Stock represent a single series of our authorized preferred stock. If we sell in this offering all 2,000,000 Preferred Units offered by this prospectus, we will have outstanding 2,000,000 shares of our Series A Preferred Stock. Holders of the Series A Preferred Stock have no preemptive rights. Shares of the Series A Preferred Stock, upon issuance against full payment therefor, will be fully paid and nonassessable.

The Series A Preferred Stock will rank senior to our common stock and other shares of Junior Stock (as defined herein) and equally with any Parity Stock (as defined herein) that we may issue (except for any Senior Stock (as defined herein) that may be issued with two-thirds consent of the holders of the Series A Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of our affairs. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up of our affairs only out of legally available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

The shares of Series A Preferred Stock are equity interests in the Company, do not constitute indebtedness. As such, the Series A Preferred Stock is subordinated to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The Series A Preferred Stock would also rank junior to any Senior Stock that we may issue in the future.

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The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or our other obligation to redeem, repurchase or retire the Series A Preferred Stock.

Dividends

Dividends on the  Series A Preferred Stock will be payable when and if declared by our board of directors or a committee of our board of directors out of funds legally available therefor on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year, provided that if any scheduled dividend payment date is not a business day (as defined herein), then the payment will be made on the next succeeding business day and no additional dividends or interest will accrue as a result of that postponement. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to13% of the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock will be cumulative from, and including, the date of original issuance of the Series A Preferred Stock. “Business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

Each date on which dividends are payable pursuant to the foregoing clause, subject to adjustment as provided above, is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record as of the close of business on the 15th calendar day before such dividend payment date or such other record date not more than 60 calendar days nor less than 10 calendar days preceding such dividend payment date fixed for that purpose by the Board or any duly authorized committee of the Board in advance of payment of each particular dividend. Dividend record dates will apply regardless of whether a particular dividend record date is a business day. In the case of payments of dividends payable in arrears, the record date with respect to a dividend payment date will be such date as may be designated by the Board or any duly authorized committee of the Board.

A pro-rated initial dividend on the Series A Preferred Stock is expected to be paid on July 15, 2020. The amount of the dividend per share of Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

“Dividend period” means each period commencing on (and including) a dividend payment date and continuing to, but excluding, the next succeeding dividend payment date, except that the first dividend period for the initial issuance of Series A Preferred Stock shall commence on (and include) the original issue date.

Dividends on the Series A Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, a dividend on the Series A Preferred Stock is not paid on a dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon any liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series A Preferred Stock.

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We will not declare or pay, or set aside for payment, full dividends on the Series A Preferred Stock or any Parity Stock for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security.

When dividends are not paid in full on the Series A Preferred Stock or any Parity Stock on any dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock), all dividends payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per Series A Preferred Stock and all such Parity Stock payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other. Any portion of such dividends not paid that are payable upon the Series A Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock and such Parity Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption.

During any dividend period, so long as any Series A Preferred Stock remains outstanding, unless the full cumulative dividends have been paid on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security:

•	no dividend shall be paid or declared on our common stock or any other shares of Junior Stock (as defined herein) (other than a dividend payable solely in shares of Junior Stock); and
•	none of our common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.
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The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law.

As of the date of this prospectus, we do not have (i) any Junior Stock other than the common stock, (ii) any Parity Stock, or (iii) any Senior Stock outstanding.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors or any duly authorized committee of our board of directors may be declared and paid on our common stock and any other Junior Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Ranking

The Series A Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon any liquidation, dissolution or winding-up of our affairs:

•	senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);
•	on a parity with any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);
•	junior to any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);
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•	junior to all of our existing and future indebtedness (including outstanding indebtedness under our credit facilities, our outstanding unsecured senior notes and our outstanding commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and
•	structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and any future preferred stock of our subsidiaries.

Except as otherwise required by law, we may issue Parity Stock and Junior Stock at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. Our ability to issue any Senior Stock is limited as described under “—Voting Rights.”

Parity Stock with respect to the Series A Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods, payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the Series A Preferred Stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series A Preferred Stock and any Parity Stock will be entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of all liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution of assets is made to or set aside for holders of common stock and any other Junior Stock, in full a liquidating distribution in the amount of $25.00 per share of Series A Preferred Stock, plus all accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference (as defined below).

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of any Parity Stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any unpaid, accumulated, cumulative dividends, whether or not declared (and, in the case of any Parity Stock on which dividends accumulate on a non-cumulative basis, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and any holders of Parity Stock, the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

For purposes of this “—Liquidation Rights” section, neither our merger or consolidation into or with any other corporation, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, transfer or lease of all or part of our assets, will be deemed a liquidation, dissolution or winding-up of our affairs.

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The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock even though it is substantially in excess of the par value thereof.

Optional Redemption

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series A Preferred Stock at our option in whole or in part, from time to time, on or after the date 3 years from the issuance of our Preferred Units, at a redemption price in cash equal to $25.00 per share of Series A Preferred Stock, plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption.

Upon the occurrence of a Change of Control, whether before or after the three year anniversary of the date of the first issuance, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions shall have acquired our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Redemption Procedures

If the Series A Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock is held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•	the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder;
•	the redemption price;
•	the place or places where holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price; and
•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.
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If notice of redemption of any Series A Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Stock, and such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released by us, after which time the holders of such Series A Preferred Stock so called for redemption shall look only to us for payment of the redemption price of such Series A Preferred Stock.

In case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, if applicable, in accordance with the applicable procedures of DTC or any other similar facility in compliance with then-applicable rules of any stock exchange or other trading platform our securities trade or are quoted upon).

Voting Rights

Except as provided below or as otherwise required by applicable law, the holders of the Series A Preferred Stock will have no voting rights.

So long as any Series A Preferred Stock remains outstanding, in addition to any other vote or consent of shareholders required by law, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock and all other series of voting preferred stock (subject to the immediately succeeding paragraph below) entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of our certificate of incorporation or the Certificate of Designations for the Series A Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding-up of our affairs;
•	amend, alter or repeal the provisions of our articles of incorporation or the Certificate of Designations for the Series A Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole; or
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•	consummate a binding share exchange or reclassification involving the Series A Preferred Stock or our merger or consolidation with another entity, unless in each case (i) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (ii) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, has such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding-up of our affairs will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the Series A Preferred Stock and one or more, but not all, series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only the series materially and adversely affected by such event and entitled to vote shall vote on the matter together as a single class (in lieu of all other series of voting preferred stock).

To the fullest extent permitted by the law, without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;
•	to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the Series A Preferred Stock and that does not adversely affect the rights of any holder of the Series A Preferred Stock; or
•	to make any other change that does not adversely affect the rights of any holder of the Series A Preferred Stock (other than any holder that consents to such change).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect such redemption.

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Warrants

Duration and Exercise Price

Each Warrant issued in this offering entitles the registered holder to purchase one share of our common stock at an exercise price equal to $11.00, subject to adjustment as provided below, immediately following the issuance of such Warrant and terminating at 5:00 p.m., New York City time, five (5) years following the date of issuance.

Exercise

The Warrants will be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised. As promptly as reasonably practicable, certificates representing the shares of common stock purchase will be delivered to the warrant holder. The Warrants may be exercised in whole or in part.

Payments

The Warrants will be exercisable for cash, or on a cashless basis, at any time and from time to time after the date of issuance.

Fractional Shares

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Limitation on Exercise

The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

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Adjustment

The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. If, at any time after the initial issuance of the Warrants, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the then exercise price of the Warrant, then the exercise price will be reduced to equal such lower price, subject to a floor of 60% of the $11.00 original exercise price of the Warrants; except that no adjustment will be made with respect to issuances of (i) securities pursuant to our equity compensation plans, (ii) securities issuable upon the exercise, exchange or conversion of securities exercisable, exchangeable or convertible into shares of our common stock issued and outstanding on the date of closing of this offering, provided that such securities have not been amended since the date of the securities purchase agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (iii) securities issued pursuant to mergers, acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, (iv) securities issued in a capital raise resulting of no less than $10,000,000 of gross proceeds to us and the final closing of such offering is either (a) in connection with an initial listing of our common stock on Nasdaq, the NYSE or another stock exchange, or (b) following the date our common stock commenced trading on the Nasdaq, the NYSE or another stock exchange, and (v) shares of our common stock sold by us at $2.87 per share in our current private placement.

Fundamental Transactions

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or the surviving entity is required to assume the obligations under the Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require us or the successor entity to purchase the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within our control, including not approved by our board of directors or the consideration is not in all stock of the successor entity, the holder will only be entitled to receive from us or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

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Rights as Stockholders

The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant Agent

Colonial Stock Transfer will be the Warrant Agent for the Warrants.

Transfer Agent and Registrar

Colonial Stock Transfer will be the registrar and transfer agent for the Preferred Units, the Series A Preferred Stock and the Warrants. Colonial Stock Transfer is the registrar and transfer agent for our common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be applicable to “U.S. holders” and “Foreign holders” (each as defined below) with respect to the purchase, ownership and disposition of the Series A Preferred Stock offered by this prospectus. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock.

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You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes certain U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of Series A Preferred Stock and you are for U.S. federal income tax purposes;

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General

If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. We do not, however, currently have significant current or accumulated earnings and profits. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.”

Under current law, dividends received by individual holders of the Series A Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Series A Preferred Stock that is held for 60 days or less during the 121 day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred Stock that is held for 90 days or less during the 181 day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex-dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such shareholder’s holding period for the stock. In addition, dividends recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

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Dividends received by corporate shareholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate shareholders of the Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of the Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Series A Preferred Stock.

Constructive Distributions on Series A Preferred Stock

A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock. The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain.

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We have the right to call the Series A Preferred Stock for redemption (the “call option”), and have the option to redeem the Series A Preferred Stock upon any Change of Control (the “contingent call option”). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call option is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25.00, plus accrued and unpaid dividends) and is payable in cash.

If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call option, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. The redemption price for the Series A Preferred Stock should be the liquidation preference of the Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred Stock is sold.

A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de-minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de-minimis if such premium is less than $.0025 of the Series A Preferred Stock’s liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred Stock is unclear, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de-minimis amount.

The call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, we believe that it is likely that a U.S. holder of the Series A Preferred Stock should not be required to recognize constructive distributions of the redemption premium because of our call option.

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Disposition of Series A Preferred Stock, Including Redemptions

Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series A Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which will be subject to the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;
•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;
•	results in a “complete redemption” of a U.S. holder’s stock interest in the company under Section 302(b)(3) of the Code; or
•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and the common stock that the U.S. Holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General” apply.

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Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series A Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of Series A Preferred Stock-Voting Rights.” For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business. Each U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or a payment in exchange for the Series A Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General” apply. Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A Preferred Stock is treated as a distribution with respect to such holder’s Series A Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Series A Preferred Stock held by such holder immediately before the redemption on a pro rata basis. The amount applied to each share will reduce such holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of the Series A Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder’s aggregate adjusted tax basis in all shares of the Series A Preferred Stock held exceeds the aggregate amount of such distribution.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the holder’s remaining, unredeemed Series A Preferred Stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

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Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 24%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Foreign Holders

Subject to the qualifications set forth above under the caption “Certain U.S. Federal Income Tax Considerations,” the following discussion summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by certain “Foreign holders.” You are a “Foreign holder” if you are a beneficial owner of the Series A Preferred Stock and you are not a “U.S. holder.”

Distributions on the Series A Preferred Stock

If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Foreign holder’s basis in the Series A Preferred Stock and, to the extent such portion exceeds the Foreign holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations - Foreign Holders: Disposition of Series A Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 30% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Certain U.S. Federal Income Tax Considerations - Foreign Holders: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the Foreign holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

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Dividends paid to a Foreign holder of the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Foreign holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Foreign holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Foreign holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Foreign holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A Foreign holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Series A Preferred Stock, Including Redemptions

Any gain realized by a Foreign holder on the disposition of the Series A Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the Foreign holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Foreign holder in the United States);
•	a Foreign holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Foreign holder owned directly or pursuant to attribution rules at any time during the five year period ending on the date of disposition more than 5% of the Series A Preferred Stock. This assumes that the Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.
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A Foreign holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Foreign holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Foreign holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Foreign holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Foreign holder were a United States person as defined under the Code. If a Foreign holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a Foreign holder will recognize capital gain or loss equal to the difference between the amount realized by the Foreign holder and the Foreign holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Foreign holder’s holding period for the Series A Preferred Stock is longer than one year. A Foreign holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. If a Foreign holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Foreign holder generally will recognize long-term capital gain or loss, if the Foreign holder’s holding period for such Series A Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Foreign holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “Certain U.S. Federal Income Tax Considerations - Foreign Holders: Distributions on the Series A Preferred Stock.” A payment made in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” Each Foreign holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each Foreign holder the amount of dividends paid to such Foreign holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Foreign holder resides under the provisions of an applicable income tax treaty. A Foreign holder will not be subject to backup withholding on dividends paid to such Foreign holder as long as such Foreign holder certifies under penalty of perjury that it is a Foreign holder (and the payor does not have actual knowledge or reason to know that such Foreign holder is a United States person as defined under the Code), or such Foreign holder otherwise establishes an exemption. Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series A Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Foreign holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Foreign holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

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Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), generally impose a 30% withholding tax on dividends on Series A Preferred Stock paid on or after July 1, 2014 and the gross proceeds of a sale or other disposition of Series A Preferred Stock paid on or after January 1, 2019 to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Foreign holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition of Series A Preferred Stock.

OUR BUSINESS

Overview

We are a development stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by limited adoption of currently available pumps for insulin dependent people with diabetes.

It is our view that many people with diabetes currently experience a number of problems and/or shortcomings with the current products in the insulin pump market and that, by alleviating these issues, we can expand the scope insulin pump usage. We believe that, to achieve broader market acceptance, an insulin pump must be simpler and less time consuming to operate, as well as more intuitive to both patients and physicians in order to reduce the friction of current products. We also believe that such a product must be specifically designed to meet the general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, CMS, which administrates the United States Medicare program. This will increase the likelihood  that such  third-party payors will  cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump (with manageable co-payments, as applicable), so that our product will be affordable by users. See “Risk Factor – Healthcare reform laws could adversely affect our product and financial condition,” above.

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Among the more prominent issues are:

•	Complexity: Many existing pumps are highly complex and require significant technical expertise to be used effectively. We believe such pumps were designed for so called “super users” who have high levels of motivation and technical competence and that the complexity of such existing pumps proves daunting to less technically inclined users.

•	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, in many cases requiring additional equipment to introduce a catheter to the patient’s body and 48 inches of tubing, which must be replaced frequently, to connect this catheter to a pump. This requires users to carry spare parts and other equipment adding to the cumbersomeness of using the pump.

•	Cost: Costs associated with insulin pump therapy are high and can be prohibitive, especially for those on fixed or limited incomes. Although, these costs vary by pump, multi thousand-dollar upfront payments, often with substantial co-payments, in addition to possible daily co-payments on consumables are not uncommon. Such expenses often place current pumps out of reach for patients and make insurers very hesitant to pay for them, leading to limited or nonexistent reimbursement/coverage.

The Market

Diabetes is a chronic, life-threatening disease for which there is no known cure. Type 1 diabetes is an auto immune disease whereby the immune system attacks and destroys beta cells in the pancreas leaving it unable to produce insulin. Type 2 diabetes is most commonly caused by the development of insulin resistance that prevents the body from properly using insulin. Insulin is a life sustaining hormone that allows cells in the body to absorb glucose and store it or covert it to energy. Those with diabetes are left unable to properly process sugars resulting in excessive sugar in their bloodstream. If not closely monitored and properly treated, such excess blood sugar can lead to serious medical complications including damage to organs and tissues, seizures, coma, and death. By injecting controlled doses of insulin, people suffering from diabetes can reduce their blood glucose levels to mitigate these complications and allow better processing and storage of sugars.

The International Diabetes Federation, or IDF, estimates that in 2017, approximately 425 million people had diabetes worldwide and that by 2045, this number will increase to 629 million people worldwide. According to the Centers for Disease Control and Prevention, or CDC, 2017 National Diabetes Statistics Report, approximately 23 million people in the United States have diagnosed diabetes, of which type 1 diabetes accounts for approximately 5% to 10%, or approximately 1.2 to 2.3 million people. All people with type 1 diabetes require daily insulin. Of people with type 2 diabetes in the United States, according to the CDC, approximately 14%, or 3.2 million people, require insulin to manage their diabetes.

Currently, there are two primary therapies available for insulin-dependent people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection (MDI) therapy, or the use of an insulin pump to deliver a continuous subcutaneous insulin infusion into the body, and user directed infusions as appropriate (Continuous Subcutaneous Insulin Injections (CSII)) therapy. Each is designed to supplement or replace the insulin-producing function of the pancreas. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy primarily in that the continuous infusion of insulin allows absorption of glucose in a controlled manner minimizing large doses of insulin required before meals. The steady flow of insulin and the easier application of mealtime boluses has been shown by numerous studies to result in lower HbA1c’s (a measure of the amount of glucose in the bloodstream) when compared to MDI therapy. This has proven to improve glucose control and reduce overall long term adverse effects  and emergency room visits associated with low glucose.

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Notwithstanding the  advantages of pump usage, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs, has resulted not only in dissatisfaction among many existing pump users, but also has severely limited the adoption rate of insulin pumps by a segment of the diabetes population, referred to herein  as “almost pumpers.” We generally define almost pumpers as persons with insulin dependent diabetes who are aware of pumps and the potential benefits, however, because of the shortcomings and problems prevalent in available insulin pumps, continue to receive their daily insulin through insulin injections. Our initial target market for our insulin pump is the almost pumper population located in the United States.  Based upon our knowledge of the diabetes industry and information available and/or obtained by us, we believe that an estimated 35% of Americans with type 1 diabetes use insulin pump therapy and an estimated 30%  of Americans with type 1 diabetes are who we classify as “almost pumpers.” We believe our proposed product has the potential to substantially improve the day to day quality of life of such persons. In addition to educating almost pumpers as to why our insulin pump is a “better” solution to their treatment needs, with regard to physicians, we need  to inform endocrinologists, who typically prescribe pump usage, about the superior qualities of our product and convince  general practitioners, who have been historically skeptical of the heightened support inherent in insulin pumps, of our product’s ease of use and convenience.

In an article entitled “Evaluation of the Cascade of Diabetes Care in the United States, 2005-2016” published in the Journal of Academy of Medical Sciences on August 12, 2019, Pooyan Kazemian PhD and various co-authors found that rates of adults diagnosed with diabetes, achieving A1c, blood pressure and cholesterol targets, had not improved significantly from 2005 to 2016. Specifically, the study found that only 1 in 4 adults with diabetes in the United States achieved composite goals during this period. The study indicated that, although there have been significant advances in diabetes drugs, technology and clinical guidelines since 2005, the most formidable challenges confronting future advances in diabetes care may be in providing access to high quality treatment. We believe that the study’s conclusions reflect the impact of the industry’s singular focus on improving the care of the highly motivated, well insured and technologically proficient people with the opportunity and capability of using pumps currently prevalent in the market, leaving non pumpers behind. These patients are left with dated and less effective devices, highlighting the opportunity of providing technology that is appropriate for this badly underserved segment of the population of Americans with diabetes.

The Opportunity

We believe an insulin pump having the correct mix of efficiency, reliability, features that are easy to understand and use, offer and are offered at an affordable price point will drive a substantial percentage of “almost pumpers” to use insulin pumps. We believe that such an insulin pump can improve glucose control, and, therefore, the user’s quality of life while substantially mitigating adverse diabetes related health risks and many if not all of the challenges and shortcomings discussed herein.

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As set forth in general terms herein, we believe existing pumps have numerous shortcomings and challenges including:

Outdated Style. Consumer electronics devices have evolved in both form and function. Diabetes pumps have not experienced similar progress. We believe that consumers will be more receptive to products designed with the user experience in mind and that many have low tolerance for complex, difficult procedures for use and maintenance of products.

Bulky size. We believe that consumers view traditional pumps, especially those with tubing, to be large, bulky, and inconvenient to carry or wear, especially when compared to modern consumer electronic devices. The size of the pump further contributes to users being embarrassed by the pump. We believe a simple patch style of pump will drive adoption.

Pump mechanism limitations. Traditional pumps generally utilize a syringe and plunger mechanism to deliver insulin. We believe this design limits the ability to reduce the size of the pump, and also potentially exposes the user to the unintended delivery of the full volume of insulin within the pump, which can cause hypoglycemia or death. We believe that the fear of adverse health events due to technical malfunctions related to traditional pump mechanism limitations deters the adoption of insulin pump therapy.

Costs. Existing pumps are expensive, with the more popular models having purchase prices exceeding $4,000 (for individuals without health insurance coverage) and often require significant patient copays (for those patients with insurance coverage). Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for pumps for any but their best and most compliant patients and places such pumps out of reach for many patients who cannot afford such out of pocket expenses and/or do not have the clinical care professionals to advocate for them with insurers.

Our Solution

The Company’s proposed pump is being designed and developed to address the above shortcomings and to appeal to the substantial group of “almost pumpers” currently interested in using an insulin pump, but have not done so because of the complexity, cost or cumbersome nature of existing products.

We have substantially completed the general engineering and mechanical aspects of our current insulin pump prototype. However, we are continuing to modify, refine and fine tune our prototype so that it meets the general needs and preferences of our almost pumper target market as determined by us based upon our knowledge of the diabetes industry and information available and/or obtained by us. including feedback obtained from almost pumpers and their caregivers. We are also in the process of modifying our product so that meets the general guidelines of third party payors. To assist us in making these coverage driven modifications and refinements, we have retained an independent consulting firm focused on ensuring that our product satisfies the coverage and reimbursement criteria of such third party payors.

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Over the past two years we have designed and developed working prototypes of our insulin pump. During this period, we also have and continue to expend substantial time and resources to better understand the needs and preferences of almost pumpers to enable us to modify and refine our insulin pump to the needs and preferences of this target market. We continue to obtain specific feedback and information from our target market and their care givers through one on one interviews, human factors testing, on-line and in person surveys, focus groups both at industry related tradeshows and conferences.

The human factors studies that we have conducted, and will continue to conduct take place in three stages. Stage 1 studies were conducted to validate the almost pumper market segment. Stage 2 studies have been conducted to identify specific potential features and attributes for our prototype pump based on feedback from almost pumper test participants. For example, based on participant feedback, we have modified our pump to meet several user preferences, such as enhanced compatibility with smart phones, the flexibility for pump usage for limited periods of time without a controller and the ability to temporarily remove the pump. Stage 3 studies, which we expect to conduct after obtaining 510(k) clearance from the FDA, will be conducted to validate the design and functionality of our product based on actual treatment of participants (i.e., using our pump to inject insulin). Currently, we are at the very end of Stage 2.

Our current objective is to successfully design, develop and obtain all required regulatory approvals for our proposed insulin pump and, thereafter, commercialize, market and sell the finished product. At the point that we feel confident of the FDA approval or clearance process relating to our insulin pump, we will start manufacturing our insulin pump. For cost efficiency, we will select a manufacturer or manufacturers  through a competitive bidding process. We will need to be cognizant of our prospective  manufacturer’s ability to comply , and maintain compliance with, the FDA’ quality system regulations. We intend to make our product available to almost pumpers across mostly all socioeconomic groups in the United States. To that end, we intend to recruit and retain a  sales and marketing team, familiar with our product’s regulatory environment, to launch a promotional campaign for our insulin pump substantially focused on the almost pumper  target market. For a general discussion of the steps to commercialization of our pump and the hurdles that we will need to surmount, see “Prospectus Summary – Pre-Commercialization Steps.”

To achieve our above stated immediate and current goals, we intend to pursue the following business strategies:

Use of Innovative proprietary technology. Our design and development team is led by Paul DiPerna, our chairman, chief executive officer and a 40% shareholder. Mr. DiPerna has over 30 years of high level experience in developing, designing, obtaining FDA approval and the commercialization of medical devices, including consumer and hospital based insulin pumps while working for such industry leading medical device companies as Baxter Healthcare, Inc., a supplier of drug therapies and associated pumping technologies and founding Tandem Diabetes Care, Inc, a leading supplier of pumping technology to the existing insulin pumping marketplace. Based upon Mr. DiPerna’s substantial experience in engineering design and innovative technology in the medical device industry and in particular with insulin pumps, we have created certain critical proprietary technology that will be incorporated into our proposed insulin pump. We believe our technology will greatly assist us in creating a simpler user-friendly pump. See “Risk Factor – Technological Breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete” above.

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Keep costs low during our design and development process. To attempt to ensure that we have sufficient funds to design, develop and obtain all required regulatory approvals for our proposed insulin pump without having to sacrifice quality and efficiency, we intend to maintain a tight budget and limit expenditures where possible. We believe this will be possible because of the extensive knowledge and experience of Mr. DiPerna, not only in the diabetes industry, but more specifically in the insulin pump device market. In addition to his experience in designing and developing insulin pumps as well as other medical devices, Mr. DiPerna has demonstrated a proven ability to manage a small and focused development team. We currently expect various other expenses, such as product scale up, sales and marketing costs, will not be incurred until such time as development work is completed and regulatory clearance and approvals are obtained. See “Risk Factor – we are a developmental stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses and we may never achieve or maintain profitability,” above.

Employ experienced engineers recruited, supervised and led by Mr. DiPerna, a highly experienced and respected engineer and executive in the insulin pump industry. To attempt to ensure that our proposed insulin pump is functional and efficient as well as to conserve funds, significantly all of our employees will initially be hand-picked engineers under the direct supervision and leadership of Mr. DiPerna. We believe that there is a rich pool of engineers with significant applicable experience and knowledge who we will be able to initially employ on a contract and/or outsource basis to help us design and develop our proposed insulin pump. We believe by hiring such persons on an out-source basis, we will save substantial resources. Moreover, under Mr. DiPerna’s leadership, we believe that the team will be focused on the technological and mechanical aspects of our proposed insulin pump, resulting in a cost efficient and precisely designed product. See “Risk Factor – we do not have internal research and development personnel, making us dependent on consulting relationships,” above.

Government Regulations.

Before we can market our prototype insulin pump to the public, we will need to obtain FDA clearance. Our insulin pump is and will be subject to extensive and ongoing regulation by the FDA and other federal, state, and local regulatory bodies. FDA regulations govern, among other things, product design and development, pre-clinical and clinical testing, manufacturing, labeling, post-market adverse event reporting, post-market surveillance, complaint handling, repair or recall of products, product storage, record keeping, pre-market clearance or approval, advertising and promotion, and sales and distribution.

Unless an exemption applies, each medical device, such as our insulin pump, that is intended to be commercially distributed in the United States requires either prior 510(k) clearance or pre-market approval (“PMA”) from the FDA. Based on the FDA guidance documents that we have reviewed, we expect to be subject to the shorter and more streamlined 510(k) process, which typically involves less risk of uncertainty, and the submission of less supporting documentation, and without the costly clinical trials associated with PMA. Generally, gaining 510(k) clearance for a product turns on demonstrating that the subject product is “substantially equivalent” to a previously cleared 510(k) device.

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We are  working  closely with our FDA regulatory consultant to complete, finalize and file our FDA submission, including our pre-market notification to the FDA for 510(k) clearance and all other documentation necessary to obtain FDA approval of our insulin pump. This will involve three material steps. First, we engaged the FDA in a pre-submission conference on March 31, 2020 to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to approval of our product. At this meeting, our team, including our FDA regulatory consultant, received FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(K) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification). Second, we will prepare our pre-market notification to be part of our submission to the FDA, demonstrating that our insulin pump is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public. Third, we will prepare our submission to the FDA, to include all of the appropriate results of tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating safety and efficacy of the product in satisfaction of the mandates of the Federal Food, Drug and Cosmetics Act (the “Act”), including requirements with regard to registration and listing, labeling, medical device reporting and good manufacturing practices. We currently expect to make this submission near the end of the fourth quarter of 2020.

The FDA’s 510(k) clearance pathway generally takes from three to twelve months from the date the application is completed, but, if additional testing, verifications or other procedures (or even clinical trials in care instances) are required, can take significantly longer (as compared to PMA which can extend from one to three years, or longer in certain instances). After a medical device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a significant change in its intended use, requires a new 510(k) clearance or, depending on the modification, could require a PMA application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can, at its discretion, require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance is obtained. Failure to comply with applicable regulatory requirements can result in enforcement actions by the FDA and other regulatory agencies, which may include any of the following sanctions: untitled letters or warning letters, fines, injunctions, consent decrees, civil or criminal penalties, recall or seizure of our current or future products, operating restrictions, partial suspension or total shutdown of production, refusal of or delay in granting 510(k) clearance of new products or modified products or rescinding previously granted 510(k) clearances. Any of these sanctions could result in higher than anticipated costs and have a material adverse effect on our reputation, business and financial condition. See “Risk Factor – Government Regulation,” above.

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The FDA can delay, limit or deny clearance or approval of our proposed pump device for many reasons, including:

•	our inability to demonstrate that our product is the “substantial equivalent” of a previously cleared device;
•	the data from our user studies may be insufficient to support clearance or approval; and
•	failure of the manufacturing process or facilities we use to meet applicable requirements.
•	the data from our user studies may be insufficient to support clearance or approval; and
•	failure of the manufacturing process or facilities we use to meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our pump.

Any delay in, or failure to receive or maintain, clearance or approval for our insulin pump could prevent us from generating revenue therefrom or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some customers from using our proposed product and adversely affect our reputation and the perceived safety and efficacy of our insulin pump. If the FDA requires us to go through a more rigorous examination for our proposed product than we currently expect, such as requiring additional testing further verification or other procedures, we may require substantial additional funding sooner than anticipated and/or our product could be severely delayed. Being subject to an extended period of scrutiny or being required to conduct expensive clinical trials would be particularly harmful to our business because our insulin pump is our only product.

Ongoing Regulation by FDA.

Even after a device such as our insulin pump receives FDA clearance and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•	quality system regulation, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to advertising and promotional activities;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

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•	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Employees

As of December 31, 2019, we had 13 employees all of whom are located in San Diego, California, consisting of 12 in research and development and operations and 1 in general and administrative functions.

Competition

The medical device industry, generally, and the diabetes segment of that industry particularly, is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our insulin pump will  compete with a number of existing  devices, any new devices introduced in the future as well as other methods for the treatment of people with insulin dependent diabetes. These products will be produced by competitors that, in many cases, will be larger, substantially better capitalized with significantly more employees, market share and resources than us. As a consequence, they will be able to spend more aggressively on product development, marketing, sales and other product initiatives than we can. Many of these competitors have:

•	significantly greater name recognition and greater recognition by the FDA with regard to clearance process;

•	established relations with regulators, healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or other incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, clinical studies, marketing and obtaining regulatory approval for products; and

•	greater financial and human resources for product development, sales and marketing and patent litigation.

Medtronic Inc., Tandem Diabetes Care, Inc. and Insulet Corporation are all much larger companies with substantially greater resources than the Company’s resources, make similar products for the more sophisticated, technically capable person with diabetes. The Company does not intend to compete for those patients, instead by offering a simple to use more cost-effective solution, the Company intends to attract more mainstream patients such as our almost pumper target market. See “Risk Factors – Our competitors may develop products that are more effective, safer and less expensive than ours,” above.

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Patents

We have submitted applications for: i) three U.S. utility patents, ii) two international patents and iii) two U.S. provisional patents. All of the patent applications primarily relate to our proprietary fluid movement technology and the configuration of its product offering. There can be no assurance that any patents will be issued, and no assurance that if patents are issued they will prevent other companies from competing with us or infringing on our intellectual property. We will continue to attempt to patent our innovations, as deemed appropriate in the judgment of management, to help ensure a sustainable competitive advantage. See “Risk Factors – Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product and research technologies” above.

Properties

Our principal administrative and research and development functions are located in a leased facility in San Diego, California. We currently occupy approximately 7,000 square feet of space in the San Diego facility, and the lease extends through July 2023. We believe that our existing facility is adequate to meet our current needs.

Legal Proceedings

We are not a party to any pending legal proceeding. To the knowledge of our management, no federal, state or local governmental agency is presently contemplating any proceeding against us. No director, executive officer or affiliate of ours or owner of record or beneficially of more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Company Overview

We are a development-stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin dependent people with diabetes. We have developed a hardware technology allowing people with insulin-dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes excessively high. By addressing the time and effort required to effectively treat their condition, we believe we can address the less technically savvy, less motivated part of the market.

We have not completed development of, or obtained U.S. Food and Drug Administration clearance for, our insulin pump, and we have therefore not generated any revenues from product sales. Our net losses were $1.1 million and $3.4 million for the three and nine months ended December 31, 2019, respectively. As of December 31, 2019, we had working capital of $3.5 million and an accumulated deficit of $6.7 million.

Historically, we have financed our operations principally through private placements of our common stock. Although it is difficult to predict our future liquidity requirements, based upon our current operating plan, we do not have sufficient cash to meet our projected operating requirements and will need to raise additional capital during the next twelve months through the sale of additional equity or debt securities to support our future operations. If we are unable to secure additional capital, we may be required to curtail our product development initiatives and take additional measures to reduce costs.

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Results of Operations for Nine Months Ended December 31, 2019 and Compared with Nine Months Ended December 31, 2018

The results of operations for the three and nine months ended December 31, 2019 and 2018 were:

	Three Months Ended		Nine Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating expenses
Research and development	$608,019	$504,787	$1,945,043	$1,008,127
General and administrative	527,829	245,773	1,486,386	546,621
Total operating expenses	1,135,848	750,560	3,431,429	1,554,748
Operating loss	(1,135,848)	(750,560)	(3,431,429)	(1,554,748)
Interest income	2,331	11,355	28,148	22,203
Net loss	$(1,133,517)	$(739,205)	$(3,403,281)	$(1,532,545)

Operating Expenses:

Research and development expenses include costs related to personnel, stock-based compensation, product development and patent filings. Research and development expenses increased by $103,232 and $936,916 for the three and nine months ended December 31, 2019, respectively, as compared with the comparable prior-year periods. The increases for the three- and nine-month periods ended December 31, 2019 were primarily attributable to increased product development, personnel, consulting and stock-based compensation expenses. During fiscal 2020, we hired additional employees and engaged with additional consultants to accelerate the development of our product, and we incurred increased product tooling and prototyping expenses. We expect research and development expenses to continue to increase in the future as we add personnel and consulting resources and incur increased tooling expenses to continue the development of our product to achieve commercialization.

General and administrative expenses consist primarily of personnel, rent, stock-based compensation, legal and accounting fees and other administrative expenses. General and administrative expenses for the three and nine months ended December 31, 2019 increased by $282,056 and $939,765, respectively, as compared with the comparable prior-year periods. The increases for the three- and nine-month periods ended December 31, 2019 were primarily attributable to increases in personnel and professional services and stock-based compensation expenses, as well as expenses incurred in 2019 for the preparation of a selling shareholders registration statement related to a private placement of our common stock. We expect general and administrative expenses to increase in the future as we expect to hire additional employees to staff our administrative functions and incur increased facilities and professional services costs.

Interest Income:

Interest income decreased by $9,024 and increased by $5,945 for the three and nine months ended December 31, 2019, respectively, as compared with the comparable prior-year periods. The decrease for the three months ended December 31, 2019 was primarily due to lower average cash balances as compared with the prior year period. The increase for the nine months ended December 31, 2019 was attributable to higher average cash balances, as a result of our equity offering in 2018.

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Liquidity and Capital Resources

The following table summarizes our cash flows for the nine months ended December 31, 2019 and 2018:

	2019	2018
Cash used in operating activities	$(2,776,998)	$(1,106,941)
Cash used in investing activities	(58,278)	(55,058)
Cash provided by financing activities	—	4,003,199
Net change in cash and cash equivalents	(2,835,276)	2,841,200
Cash and cash equivalents at beginning of period	6,553,768	4,296,676
Cash and cash equivalents at end of period	$3,718,492	$7,137,876

As we are still a development-stage entity, we have not yet generated revenues or achieved profitability, and expect to continue to incur cash outflows from operations. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need to generate significant product revenues to achieve profitability. We have historically raised capital through equity offerings of our common stock, and we expect to continue to raise capital through future equity or debt offerings in order to finance our operations.

We need to raise additional capital to fund our operations, but there can be no assurance that such funding will be available to us, when needed or on favorable terms. The failure to raise capital when needed could have a material adverse effect on our business and financial condition, including requiring us to reduce our operating costs and other expenditures related to our product development efforts, including reductions of personnel, salaries, consulting fees and capital expenditures. Alternatively, or in addition to such potential measures, we may elect to implement such cost reduction actions as we determine are necessary and in our best interests.

Net Cash Used in Operating Activities:

We used $2,776,998 of cash to fund operating activities during the nine months ended December 31, 2019, compared with $1,106,941 during the comparable period in 2018. Increased cash usage during 2019 was due to our increased net loss primarily due to increased operating expenses to fund our research and development activities.

Net Cash Used in Investing Activities:

We used $58,278 and $55,058 of cash to purchase property and equipment during the nine months ended December 31, 2019 and 2018, respectively.

Net Cash Used in Financing Activities:

We had no financing activities during the nine months ended December 31, 2019. For the nine months ended December 31, 2018, cash of $4,003,199 provided by financing activities was primarily attributable to the net proceeds of $3,983,915 from the issuance of common stock in a private placement and $19,800 of proceeds from the sale of our common stock.

Off-Balance Sheet Arrangements

As of December 31, 2019, we had not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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Results of Operations for Fiscal Year Ended March 31, 2019 and Compared with the Fiscal Year Ended March 31, 2018

For the fiscal years ended March 31:

	2019	2018
Operating expenses
Professional expenses	$260,396	$232,961
Research and development	1,882,345	332,642
General and administrative	434,558	100,561
Total operating expenses	2,577,299	666,164
Operating loss	(2,577,299)	(666,164)
Interest income	39,390	8,518
Provision (benefit) for income taxes	(1,589)	(1,600)
Net loss	$(2,539,498)	$(659,246)

Overview

We reported a net loss of $2,539,498 and $659,246 for the fiscal years ended March 31, 2019 and 2018, respectively. The increase in our net loss was primarily due to an increase in our research and development expenses.

Operating Expenses

During the fiscal year ended March 31, 2019, professional expenses increased by 12% to $260,396, as compared to $232,961 for the prior fiscal year. The increase was primarily due to an increase in fees paid for consulting fees.

During the fiscal year ended March 31, 2019, research and development expenses increased by 466% to $1,882,345 as compared to $332,642 for the prior fiscal year. The increase in research and development expenses is primarily due to increased engineering headcount and increasing outside expenses necessary to the design and development of our innovative insulin pump. By “increasing outside expenses,” we mean that, as we continue to implement product design enhancements and progress along the path to FDA clearance, these expenses will escalate.

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During the fiscal year ended March 31, 2019, general and administrative expenses increased by 332% to $434,558 as compared to $100,561 for the prior fiscal year. The increase in our general and administrative expense was attributable primarily to an increase in employee related cost.

Interest Income

Interest income for the fiscal year ended March 31, 2019 and 2018 was $39,390 and $8,518, respectively.

Liquidity and Capital Resources

The following tables summarizes our cash flows for the fiscal years ended March 31, 2019 and March 31, 2018.

	2019	2018
Cash used in operating activities	$(1,807,934)	$(791,131)
Cash used in investing activities	(77,124)	(15,332)
Cash provided by financing activities	4,142,150	4,711,132
Net change in cash and cash equivalents	2,257,092	3,904,669
Cash and cash equivalents at beginning of period	4,296,676	392,007
Net change in cash and cash equivalents	$6,553,768	$4,296,676

As a development-stage enterprise, the Company does not currently have revenues to generate cash flow to cover operating expenses. The Company has historically raised capital through the 2017 Private Placement and the 2018 Private Placement. Management expects to continue to raise capital through future equity offerings in order to finance its operations.

As of March 31, 2019, we had total current assets of $6,569,358 of which $6,553,768 were cash and cash equivalents, and current liabilities of $178,929. As of March 31, 2018, we had total current assets of $4,313,480 and current liabilities of $15,471. As of March 31, 2019 and 2018, we had working capital of approximately of $6,390,429 and $4,298,009, respectively.

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Net Cash Used In Operating Activities

We used $1,807,934 of cash to fund operating activities during the fiscal year ended March 31, 2019, compared to $791,131 in 2018. Increased cash usage during the recent fiscal year was due to increasing operating expenses to fund research and development.

Net Cash Used In Investing Activities

We used $77,124 of cash to purchase equipment and intangible assets during the fiscal year ended March 31, 2019, compared to $15,332 in the prior fiscal year.

Net Cash Provided By Financing Activities

The 2018 Private Placement accounted for an increase of $4,142,150 of cash from financing activities during fiscal year ended March 31, 2019, compared to $4,711,132 for the year ended March 31, 2018.

Off-Balance Sheet Arrangements

As of March 31, 2019, we had not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates may include those pertaining to accruals, stock-based compensation and income taxes. Actual results could materially differ from those estimates.

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MANAGEMENT

The following table sets forth information with respect to each of our directors and executive officers, including their current principal occupation or employment and age as of March 31, 2020.

Name	Age	Position
Paul DiPerna	61	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director (Chairman of the Board)
Stephen Daly	52	Chief Commercial Officer
Liam Burns	54	Director
William J. Febbo	51	Director
Morgan C. Frank	48	Director
Carmen Volkart	59	Director

Paul DiPerna is and has been since our July 2017 acquisition of Quasuras, our chairman, chief executive officer, chief financial officer, secretary and treasurer. Mr. DiPerna began his career in approximately 1980 as a mechanical design engineer in the automated test equipment industry before moving in approximately 1989 to a start-up in the blood separation sciences industry. This company was eventually acquired in approximately 1991 by Baxter Healthcare (“Baxter”). Following such acquisition, Mr. DiPerna became employed by Baxter and held various positions during his approximate 12 years at Baxter. While at Baxter, Mr. DiPerna worked on numerous projects and initiatives including leading a team of approximately 50 engineers in developing equipment in the blood separation sciences industry. In approximately 1996, Mr. DiPerna was promoted to General Manager of Baxter’s business development group to identify targets for Baxter’s expansion opportunities in the medical device industry. While holding such position, Mr. DiPerna led a team researching custom orthopedics, digital dentistry and rapid prototyping. In such role, one of Mr. DiPerna’s assignments was identifying synergistic opportunities in the diabetes industry. As a result, Mr. DiPerna developed substantial expertise and knowledge in the diabetes industry and led attempts by Baxter to acquire three insulin pump manufacturers. In 2003, Mr. DiPerna left Baxter and founded what subsequently became Tandem Diabetes Care, Inc. (“Tandem”). While at Tandem, Mr. DiPerna held various positions, including as director, chief executive officer and chief technology officer and was primarily responsible for the design concept and development of Tandem’s initial insulin pump, which subsequently was commercialized by Tandem. Tandem is a medical device company that designs, develops and commercializes products for people with insulin dependent diabetes. In 2011, Mr. DiPerna resigned from his executive officer position and board seat at Tandem but continued to assist the company through 2013. In early 2012, Mr. DiPerna was the co-inventor with regard to a private company with property rights in a medical device used for blood borne infection control called the “Curos Cap.” Curos Cap was acquired by 3M Corporation in 2015. Thereafter, Mr. DiPerna founded a company, Fuel Source Partners, LLC (“FSP”), where he is the manager of, to incubate early stage medical device products and accumulate technical talent. One of such proposed products was spun-out to Quasuras in March 2015, which we acquired in July 2017. Mr. DiPerna holds a number of patents and patents pending and is a member of the American Diabetes Association. Mr. DiPerna received a Masters in Engineering Management from Northeastern University and a B.S. in Mechanical Engineering from the University of Lowell. In January 2017, Mr. DiPerna joined National Cardiac Incorporated (“Cardiac”) as its chief executive officer and a board member to leverage Cardiac’s technology in the cardiac monitoring space before resigning in 2019 as an executive and in 2020 as a member of its board of directors. We believe that Mr. DiPerna is qualified to serve as the chairman of our board of directors due to his extensive knowledge and experience in the medical device industry generally, and, in particular, with regard to insulin pumps and the diabetes industry as well as his management and leadership experience from holding director and senior executive positions in other public and private companies and leading project development teams of medical device companies.

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Stephen Daly was appointed our chief commercial officer in March 2020. Prior to joining the Company, from December 2014 until February 2020, Mr. Daly served as United States General Manager for Adocia, a clinical-stage, French biotechnology company. Before joining Adocia, he served in senior roles for the commercialization of therapeutics in the diabetes and metabolism fields at companies such as Halozyme, Amylin Pharmaceuticals and Affymax. Prior to his industry-specific experience in diabetes and metabolism, Mr. Daly held portfolio planning and commercialization roles in the generic and biosimilar marketplace for Baxter International and Sicor, a division of Teva Pharmaceuticals. Mr. Daly holds a B.S. in Business Administration (Finance and Information Systems) from Northeastern University.

Liam Burns was appointed to our board of directors in January 2019. Since that time, he has also been the Chief Executive Officer of Endo-TAGSS, LLC, a privately-held company developing a novel surgical access system for treatment of gastrointestinal diseases. From December 2017 to December 2018, Mr. Burns was the Chief Executive Officer of CuraSeal Inc., a privately-held regenerative medical company. From January 2014 to March 2018, he was the Vice President, Global Sales and Marketing for Dextera Surgical Inc., which marketed the world’s smallest surgical stapler. Dextera Surgical Inc. filed for bankruptcy protection on December 11, 2017 and was subsequently sold to B. Braun Aesculap in 2018. From January 2013 to September 2016, Mr. Burns was the managing member and majority interest holder in Bensi Flemington LLC., which operated a restaurant in Flemington, New Jersey. Bensi Flemington LLC filed for bankruptcy protection on August 11, 2015. Prior to that, Mr. Burns held a variety of commercial leadership roles at Ethicon and various early stage medical device companies. Mr. Burns received a B.A. in Economics from the College of the Holy Cross and an Executive MBA from the Weatherhead School of Management at Case Western Reserve University. We believe that Mr. Burns is qualified to serve as a member of our board of directors due to his extensive experience and background in developing and launching new medical technologies, commercial strategy, marketing and branding, as well as his experience in metabolic health.

William J. Febbo was appointed to our board of directors in January 2020. Mr. Febbo has served as chief executive officer and a member of the board of directors of OptimizeRx Corporation since February 2016. In 2017, he became a faculty member of the Massachusetts Institute of Technology’s linQ program, which is a collaborative initiative focused on increasing the potential of innovative research to benefit society and the economy. Prior to 2016, Mr. Febbo served as chairman and founder of Plexuus, LLC, a payment processing business for medical professionals. From 2007 to 2015, he served as chief operating officer of Merriman Holdings, Inc., an investment banking firm, and assisted with capital raises in the technology, biotech, cleantech, consumer and resources industries. From 2013 to 2015, Mr. Febbo served as chief executive officer and co-founder of Digital Capital Network, Inc., which operated a transaction platform for institutional and accredited investors. Prior to 2007, he was chief executive officer and co-founder of MedPanel, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries. Mr. Febbo holds a B.A. in international studies and Spanish from Dickinson College. Mr. Febbo is qualified to serve on our board of directors because of his experience in building and managing health services and financial businesses. In addition, he has expertise in corporate finance and strategy experience gained from his experience as an investment banker.

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Morgan C. Frank is and has been a director of ours since April 2017. Mr. Frank has worked with Manchester Explorer since May 2002, and prior to such time, he was a founder and managing director at First Principles Group, a boutique consultancy and principal investor specializing in corporate restructuring, restarts, intellectual property assessment and salvage, and spin outs. Prior to such time, Mr. Frank spent approximately five years as an analyst and portfolio manager at Hollis Capital, a San Francisco based hedge fund and prior thereto, Mr. Frank worked for an independent private client group at Paine Webber specializing in primary research to develop investment ideas (particularly short sale ideas) for institutional clients. Prior to his employment at Paine Webber, Mr. Frank was a currency trader for Eastern Vanguard. Mr. Frank holds a B.A. in Economics and in Political Science from Brown University. We believe that Mr. Frank is qualified to serve as member of our board of directors due to his extensive prior experience conducting financial analysis of public companies (certain of which were in the development stage), including such public companies’ management teams, products, including products in the development stage, the potential markets for such products and other factors that could affect the likelihood and timing of success and market penetration of such entities’ products as well as his capital raising activities. We believe this provides us with valuable insights into the financial markets and investment criteria of institutional and other investors as well as capital raising activities.

Carmen Volkart was appointed to our board of directors in December 2019. Ms. Volkart has served as chief financial officer of Natureworks LLC, an advanced materials company offering a portfolio of renewably-sourced polymers, since October 2018. From October 2012 to July 2018, she served as chief financial officer and, for a portion of that time, as senior vice president of commercialization for NxThera, Inc., a medical device company pioneering the application of convective radiofrequency thermotherapy to treat endurological conditions. Ms. Volkart served as global chief financial officer of Tornier N.V. from 2010 to 2012, and was chief operating and financial officer, corporate secretary, compliance officer and treasurer of Spine Wave, Inc. from 2006 to 2010. Prior to 2006, Ms. Volkart held various executive and financial positions at American Medical, Inc., Medtronic, Inc. and Honeywell, Inc. Ms. Volkart holds a B.S. in accounting from the University of North Dakota and an MBA with a concentration in strategic management from the University of Minnesota. Ms. Volkart is qualified to serve on our board of directors because of her substantial financial and public-company experience, as she has served as chief financial officer at multiple medical device and other companies.

Arrangements for Appointment of Directors

Until July 24, 2022, our board of directors shall consist of no more than five (5) and no less than two (2) directors of which (i) Manchester has the right to appoint two (2) directors, pursuant to which Manchester appointed Mr. Frank and Ms. Volkart, and (ii) Mr. DiPerna, in addition to being our chairman of the board, has the right to appoint 2 additional directors, pursuant to which he appointed Messrs. Burns and Febbo. See “Risk Factors - If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; right of certain parties to appoint directors.”

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Involvement in Legal Proceedings

Except with regard to Mr. Burns, to our knowledge, none of our executive officers or our directors has, during the last ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To our knowledge, there are no material proceedings to which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of voting securities of us, or any associate of any such director, officer, affiliate of ours, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

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The DiPerna Employment and Related Agreements

We entered into an employment agreement dated August 1, 2018 with Mr. DiPerna pursuant to which Mr. DiPerna is employed by us as our Chief Executive Officer and President for a 2-year term with automatic one-year renewals. Pursuant to such agreement, we have agreed to pay Mr. DiPerna an annual salary of $200,000, plus $100,000 per year in stock options with an exercise price of $0.66 per share or a price determined by the board of directors in its sole discretion and an annual bonus of $300,000, payable at the discretion of the board of directors in its sole discretion, either in shares of stock or in cash. If the Board chooses to pay the bonus in shares of stock, such shares will be valued at $0.66 per share or a price determined by the board of directors. In addition, pursuant to our employment agreement with Mr. DiPerna, in the event that we terminate Mr. DiPerna’s employment without cause or he resigns with good reason, we will pay Mr. DiPerna a lump sum of $200,000. In the event that we terminate Mr. DiPerna’s employment for cause, we are not obligated to make any severance payment and Mr. DiPerna will receive only his base compensation through the last day of his employment. In the event of Mr. DiPerna’s death or disability, he will receive his base compensation through the last day of his employment and will remain eligible for all applicable benefits relative to death or disability pursuant to any plans that we have in place at such time. In the event of a “change in control” (as defined in the employment agreement), Mr. DiPerna will be paid a lump sum of $100,000 within sixty days of the time at which such change of control takes place.

In connection with our July 2017 acquisition of Quasuras (the “Acquisition”), we entered into an Intellectual Property Transfer Agreement dated as of July 24, 2017, with Quasuras and Mr. DiPerna (the “IP Transfer Agreement”), pursuant to which Mr. DiPerna transferred to us all intellectual property rights owned directly and/or indirectly by him related to our business. Also, in connection with the Acquisition, we agreed to pay Mr. DiPerna, as part of his compensation for services to be performed for us pursuant to a Technology and Royalty Agreement, dated as of July 24, 2017 (the “Royalty Agreement”), certain fees based upon future sales, if any, of our potential product subject to a maximum $10,000,000 cap on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

Mr. DiPerna is subject to confidentiality, non-compete and invention assignment agreements with us.

Family Relationships

There are no family relationships among the members of our board of directors or our executive officers.

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Composition of our Board of Directors

In accordance with our articles of incorporation, our board of directors is to be elected annually as a single class. However, pursuant to our by-laws, in lieu of electing the entire number of directors annually, our board may provide that the directors be divided into either two or three classes, each class to be as nearly equal in number as possible, the term of office of the directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there be two classes, or until the third succeeding annual meeting, if there be three classes. To date, no such election has been made by our board. Pursuant to the July 24, 2017 agreement pursuant to which we acquired Quasuras, until July 24, 2022 our board of directors will consist of no less than 2 and no more than 5 directors, of which Mr. DiPerna, in addition to being the chairman of our board, and Manchester each has the right to appoint 2 directors, of which Mr. DiPerna appointed Messrs. Febbo and Burns, and Manchester appointed Mr. Frank and Ms. Volkart. As a result, until July 24, 2022, our shareholders will not have the ability to elect any directors either at the annual meeting or by written consent, even if our shareholders believe that our board of directors is taking actions to which the shareholders object. See “Risk Factors - If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; right of certain parties to appoint directors.”

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors c/o the corporate secretary at the address set forth on the cover page of this prospectus. Our corporate secretary will forward stockholder communications to our board of directors prior to the board of director’s next regularly scheduled meeting following the receipt of the communication.

Corporate Governance

Board of Directors Leadership Structure and Role in Risk Oversight

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined. Our board of directors is primarily responsible for overseeing our risk management processes on behalf of the Company. Our board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. Our board of directors will focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the board of director’s appetite for risk. While the board of directors oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

Audit Committee

On December 31, 2019, we established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. Our board of directors will be adopting an audit committee charter, which will formally outline the responsibilities of our Audit Committee.

Currently, Ms. Volkart is the sole member of the Audit Committee and serves as the chairperson. She has been designated by the board of directors as the “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the Exchange Act. That status does not impose duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on her as a member of the Audit Committee and the board of directors, however. Ms. Volkart is independent, as determined in accordance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Compensation Committee

On January 23, 2020, we established a Compensation Committee. The Compensation Committee is responsible for reviewing and making recommendations on our compensation policies and benefits, including the compensation of all of our executive officers and directors. Our Compensation Committee also has the principal responsibility for the administration of our equity incentive plan. Our board of directors will be adopting a compensation committee charter, which will formally outline the responsibilities of our Compensation Committee.

Currently, Mr. Febbo is the sole member of the Compensation Committee and serves as the chairman. Mr. Febbo is independent, as determined in accordance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Independence

As of March 31, 2020, Mr. Febbo and Ms. Volkart are the directors considered to be independent under the Exchange Act. We are not a “listed issuer,” as that term is used in Regulation S-K Item 407 adopted by the SEC.

Director Compensation

Our board of directors has authorized an annual cash retainer fee of $10,000, payable in quarterly installments, for our non-employee directors, with the exception of Mr. Frank, as compensation for their service on our board of directors.

In addition, upon appointment to the Board, we award our non-employee directors a stock option grant under our Amended 2017 Equity Incentive Plan (the “EIP”) ranging from 90,000 to 150,000 shares of our common stock that vest annually over three years.

EXECUTIVE COMPENSATION

All Compensation

Our board of directors has reserved 4,000,000 shares of our common stock to be issued under the EIP. Under the Company’s EIP, eligible employees, directors and consultants are granted options to purchase shares of our common stock. The EIP is administered by the Company’s board of directors or, in the alternative, if necessary, a committee designated by the board of directors, and has the sole power over the exercise of the EIP. The board of directors determines whether the EIP will allow for the issuance of shares of common stock or an option to purchase shares of common stock, such option designated as either an incentive stock option or a non-qualified stock option.

The exercise or purchase price shall be calculated as follows:

(i)	In the case of an incentive stock option, (a) granted to employees who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than one hundred ten percent (110%) of the fair market value per share on the date of grant; or (b) granted to employees other than to employees described in the preceding clause, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant;
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(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant unless otherwise determined by the board of directors; and
(iii)	In the case of other grants, such price as is determined by the board of directors.

The board of directors is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The EIP generally does not allow for the transfer of the options, and the board of directors may amend, suspend or terminate the EIP at any time.

During the year ended March 31, 2019, under the terms of his employment agreement, Mr. DiPerna was awarded fully-vested stock options under the EIP to purchase 64,687 shares of our common stock. The grant date fair value of these options was determined to be $42,761, was recorded as stock-based compensation expense in general and administrative and research and development expenses in our consolidated financial statements.

On January 16, 2019, the Company granted 90,000 options to Mr. Burns. These options have a term of 10 years and vest annually over three years. The grant date fair value of the options was determined to be $163,620.

The following table sets forth compensation paid for fiscal years 2019 and 2018 for our named executive officer and each of our directors.

SUMMARY COMPENSATION TABLE (Executive Officers and Directors)

Name and Principal Position	Year Ended March 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul DiPerna(1)	2019	192,510	—	-0-	42,761	—	—	—	235,271
Chief Executive Officer	2018	30,000	-0-	-0-	-0-	-0-	-0-	105,000	135,000
Secretary, Treasurer and Director
Morgan Frank, Director	2019	-0-	—	—	—	—	-0-	—	—
Liam Burns, Director(2)	2019	-0-	-0-	-0-	163,620	-0-	-0-	10,000	173,620

(1)	Mr. DiPerna was named our Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer and appointed to our board of directors on July 24, 2017 at an initial annual salary base of $180,000, which was increased to $300,000 in August 2018. Pursuant to his employment agreement then in effect, for the fiscal year ended March 31, 2018, Mr. DiPerna received $105,000 as a consultant and $30,000 in salary, which represented his base compensation for fiscal 2018. Prior to 2018, we did not have employees, only consultants, and, beginning in early 2018, we converted certain key consultants, including Mr. DiPerna, to employees. Stock options were granted to Mr. DiPerna on each of August 15, 2018, September 15, 2018, October 15, 2018, November 15, 2018 and December 15, 2018 to purchase a total of 64,687 shares of our common stock with a term of 10 years. The shares subject to each option vested immediately on the respective grant dates. Award amounts reflect the aggregate grant date fair value with respect to awards granted during the years indicated, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the audited consolidated financial statements included in our 2019 Annual Report on Form 10-K. These amounts do not reflect actual compensation earned or to be earned by Mr. DiPerna.
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(2)	Mr. Burns entered into a service agreement to serve on our board of directors for an annual cash retainer of $10,000, payable in quarterly installments, together with a stock option grant to purchase 90,000 shares of our common stock. The stock option was granted on January 16, 2019 with a term of 10 years at an exercise price of $2.25, and the shares subject to this option vest annually over three years from the grant date subject to continued service as a director, employee or consultant. The award amount reflects the aggregate grant date fair value with respect to awards granted during the years indicated, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the audited financial statements included in our 2019 Annual Report on Form 10-K. These amounts do not reflect actual compensation earned or to be earned by Mr. Burns.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officer and directors as of March 31, 2019. All option awards were granted under our EIP.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul DiPerna	18,013	0	0.66	08/14/2028
	18,013	0	0.66	09/14/2028
	18,013	0	0.66	10/14/2028
	5,324	0	2.25	11/14/2028
	5,324	0	2.25	12/14/2028
Liam Burns	8,907	90,000	2.25	01/15/2029

Compensation of Directors

Mr. Burns entered into an agreement effective January 16, 2019 to serve on our board of directors for an annual retainer of $10,000, payable in quarterly installments, and a grant of 90,000 stock options under our EIP vesting annually over three years with an exercise price of $2.25 per share.

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STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information as of March 20, 2020 concerning the ownership of our common stock by:

•	each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock (currently our only class of voting securities);

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act, and includes all shares over which the beneficial owner exercises voting or investment power. Shares that are issuable upon the exercise of options, warrants and other rights to acquire common stock that are presently exercisable or exercisable within 60 days of April 27, 2020 are reflected in a separate column in the table below. These shares are taken into account in the calculation of the total number of shares beneficially owned by a particular holder and the total number of shares outstanding for the purpose of calculating percentage ownership of the particular holder. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the SEC. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 18,253,382 shares of common stock outstanding as of April 27, 2020.

Unless otherwise stated, the business address of each of our directors and executive officers listed in the table is 16772 West Bernardo Drive, San Diego, California 92127.

	Amount and Nature of Beneficial Ownership
Name and principal position	Number of Shares Beneficially Owned (Excluding Outstanding Options)(1)		Number of Shares Issuable on Exercise of Outstanding Options(2)	Percent of Class
James Besser	6,384,691	(3)	—	34.98%
JEB Partners, L.P.	6,384,691	(3)	—	34.98%
Manchester Explorer LLC	6,384,691	(3)	—	34.98%
Manchester Management LLC	6,384,691	(3)	—	34.98%
Directors and Officers:
Paul DiPerna	7,523,430	(4)	182,107	41.80%
Liam Burns	—		77,062	*
Stephen Daly	—		—	*
William J. Febbo	—		—	*
Morgan C. Frank	6,384,691		—	34.98%
Carmen Volkart	—		—	*
All current directors and executive officers as a group (6 persons)	13,908,121		259,169	77.2%

* Represents less than 1%

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(1)	Excludes shares subject to outstanding options to acquire common stock that are exercisable within 60 days of April 27, 2020.
(2)	Represents the number of shares subject to outstanding options to acquire common stock that are exercisable within 60 days of April 27, 2020.
(3)	Includes (i) 180,830 shares directly held by Mr. Besser, which shares were received in the Acquisition in exchange for Mr. Besser’s shares of Quasuras; (ii) 88,889 shares directly held by Mr. Besser who purchased such shares in the 2018 Placement; (iii) 4,545,455 shares held by Manchester Explorer L.P. (“Manchester”) which purchased such shares in a 2017 private placement (the “2017 Placement”); (iv) 471,111 shares held by Manchester who purchased such shares in a 2018 private placement (the “2018 Placement”); (v) 757,576 shares held by JEB Partners L.P. (“JEB”) purchased in the 2017 Placement; (vi) 160,000 shares held by JEB who purchased such shares in the 2018 Placement; and (vii) 180,830 shares held by Mr. Frank, which shares were received in the Acquisition in exchange for Mr. Frank’s shares of Quasuras. Mr. Besser as the managing member and Mr. Frank as the portfolio manager and consultant to Manchester Management, LLC (“MMC”), the general partner of Manchester and JEB, have shared voting and dispositive power over shares held by Manchester and JEB. The address for Messrs. Besser and Frank is c/o Manchester Management, LLC 2 Calle Candina, #1701 San Juan Puerto Rico 00907. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such person’s pecuniary interest therein.
(4)	Includes (i) 303,030 shares held directly by the Paul DiPerna Trust, which shares were purchased by the Paul DiPerna Trust in the 2017 Placement and (ii) 7,220,400 shares acquired by Mr. DiPerna in the Acquisition in exchange for his shares of Quasuras. Mr. DiPerna is the Chairman of our board of directors, and also serves as our Chief Executive Officer, Chief Financial Officer and Secretary. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such person’s pecuniary interest therein.
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RELATED PARTY TRANSACTIONS

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Generally, under Item 404(a) of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last two fiscal years preceding our last fiscal year, or any currently proposed transaction, involving us or our subsidiary where the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any Related Party had or will have a direct or indirect material interest. A “Related Party” means any of the following: (i) any of our directors of the Company or director Nominees; (ii) any of our executive officers; (iii) a person known by us to be the beneficial owner of more than 5% of our common stock or (iv) an immediate family member of any of the foregoing.

As disclosed elsewhere in this prospectus, Mr. DiPerna, is a party to a Related Party Transaction with us. See “Management – The DiPerna Employment and Related Agreements.”

We entered into consulting agreements with Liam Burns, a member of our Board, during the nine months ended December 31, 2019. Under the consulting agreements, we paid Mr. Burns consulting fees of $25,000 and $75,000 in cash during the three and nine months ended December 31, 2019, respectively, and Mr. Burns was granted stock options with a fair value of $22,500 and $60,000 during the three and nine months ended December 31, 2019, respectively. The options were for a total of 36,788 shares of our common stock, were fully vested on the grant dates and have terms of 10 years.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Pink Markets under the trading symbol “MODD.” As is typical for stocks quoted on the OTC Pink Markets, trading in shares of our common stock is limited and sporadic. There is no established trading market for shares of our common stock and no assurances can be given that any such trading market will develop or be maintained.

Number of Equity Security Holders

As of March 31, 2020, we had 99 holders of record of our common stock. This does not include beneficial owners holding common stock in street name. As such, the number of beneficial holders of our shares could be substantially larger than the number of shareholders of record.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Gusrae Kaplan Nusbaum PLLC, New York, New York.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC, as required by the Exchange Act. The SEC maintains a site on the internet at http://www.sec.gov/ which contains reports and other information that we file electronically with the SEC. Our SEC reports and registration statements are also available from commercial document retrieval services, such as CCH Washington Service Bureau, whose telephone number is 1-800-955-0219.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC, of which this prospectus is a part, under the Securities Act, with respect to the Preferred Units offered hereby. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

EXPERTS

The consolidated balance sheet of Modular Medical, Inc. as of March 31, 2019 and March 31, 2018, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended have been audited by Farber Hass Harley LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

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MODULAR MEDICAL, INC.
(FKA BEAR LAKE RECREATION, INC.)
FINANCIAL STATEMENTS
March 31, 2019 and December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and
Stockholders of Modular Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Modular Medical, Inc. (the “Company”) as of March 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Farber Hass Hurley LLP

We have served as the Company’s auditor since 2018.

Chatsworth, California

June 26, 2019

F-1

Modular Medical, Inc. And its Subsidiary
(f/k/a- Bear Lake Recreation, Inc.)
Consolidated Balance Sheets

ASSETS	March 31, 2019	March 31, 2018
CURRENT ASSETS
Cash and cash equivalents	$6,553,768	$4,296,676
Other current assets	15,590	16,804
TOTAL CURRENT ASSETS	6,569,358	4,313,480

Intangible assets, net	180	213
Property and equipment, net	75,948	13,259
Security deposit	7,500	7,500
TOTAL NON-CURRENT ASSETS	83,628	20,972

TOTAL ASSETS	$6,652,986	$4,334,452

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$178,929	$14,955
Payable to related party	—	516
TOTAL CURRENT LIABILITIES	178,929	15,471

Commitments and Contingencies	—	—
TOTAL LIABILITIES	178,929	15,471

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized, 17,840,261 shares issued and outstanding as of March 31, 2019 and 15,983,273 as of March 31, 2018	17,840	15,983
Additional paid-in capital	9,684,578	5,011,661
Common Stock Issuable	19,800
Accumulated deficit	(3,248,161)	(708,663)
TOTAL STOCKHOLDERS’ EQUITY	6,474,057	4,318,981

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,652,986	$4,334,452

The accompanying notes are an integral part of these audited consolidated financial statements.

F-2

Modular Medical, Inc. And its Subsidiary
(f/k/a- Bear Lake Recreation, Inc.)
Consolidated Statements of Operations
For The Fiscal Years Ended March 31, 2019 and 2018

	March 31, 2019	March 31, 2018
Operating Expenses:
Professional expenses	$260,396	$232,961
Research and development	1,882,345	332,642
General and administration expenses	420,090	98,700
Depreciation expense	14,468	1,861
Total Operating Expenses	2,577,299	666,164
Loss From Operations	(2,577,299)	(666,164)

Other Income (Expenses):
Interest income	39,390	8,518

Loss Before Income Taxes	(2,537,909)	(657,646)

Provision for income taxes	1,589	1,600

Net Loss	$(2,539,498)	$(659,246)

Net Loss Per Share
Basic and Diluted:	$(0.15)	$(0.05)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	16,589,633	13,336,309
Diluted	16,589,633	13,336,309

The accompanying notes are an integral part of these audited consolidated financial statements.

Basic earnings per share would have been diluted if the Company had outstanding convertible preferred shares, convertible debentures or warrants. However, The Company has none of the foregoing outstanding.

F-3

Modular Medical, Inc. And its Subsidiary
(f/k/a- Bear Lake Recreation, Inc.)
Consolidated Statements of Stockholders’ Equity

	Preferred Stock		Common Stock		Paid In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Issuable	Deficit	Equity
Balance as of March 31, 2017	—	—	7,582,060	$7,582	$404,467	$—	$(49,417)	$362,632
Reverse Capitalization	—	—	1,168,182	1,168	(117,445)	—	—	(116,277)
Shares issued for cash	—	—	7,233,031	7,233	4,724,639	—	—	4,731,872
Net loss for the fiscal year ended March 31, 2018	—	—				—	(659,246)	(659,246)
Balance as of March 31, 2018	—	—	15,983,273	$15,983	$5,011,661	$—	$(708,663)	$4,318,981
Shares issued for cash	—	—	1,856,988	1,857	4,140,809	—	—	4,142,666
Shares issuable for services	—	—	—	—		19,800	—	19,800
Stock based compensation	—	—	—	—	532,108	—	—	532,108
Net loss for the fiscal year ended March 31, 2019	—	—	—	—	—	—	(2,539,498)	(2,539,498)
Balance as of March 31, 2019			17,840,261	$17,840	$9,684,578	$19,800	$(3,248,161)	$6,474,057

The accompanying notes are an integral part of these audited consolidated financial statements.

F-4

Modular Medical, Inc. And its Subsidiary
(f/k/a- Bear Lake Recreation, Inc.)
Consolidated Statements of Cash Flows
For The Fiscal Years Ended March 31, 2019 and 2018

	March 31, 2019	March 31, 2018
Net loss	$(2,539,498)	$(659,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	532,108	—
Depreciation and amortization	14,468	1,861
Shares for services	19,800	—
Increase in current assets:
Other assets	1,214	(23,998)
Decrease in current liabilities:
Accounts payable and accrued expenses	163,974	(109,748)
Net cash used in operating activities	(1,807,934)	(791,131)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(77,124)	(15,119)
Purchase of intangible assets	—	(213)
Net cash used in investing activities	(77,124)	(15,332)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placement	4,142,666	4,731,872
Repayment to related party, net	(516)	(20,740)
Net cash provided by financing activities	4,142,150	4,711,132

Net increase in cash and cash equivalents	2,257,092	3,904,669

Cash and cash equivalents, at the beginning of the period	4,296,676	392,007

Cash and cash equivalents, at the end of the period	$6,553,768	$4,296,676

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$1,589	$1,600
Interest payments	$—	$—

The accompanying notes are an integral part of these audited consolidated financial statements.

F-5

MODULAR MEDICAL, INC.
F/K/A - BEAR LAKE RECREATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2019

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the “Company”) was organized under the laws of the State of Nevada on October 22, 1998, to engage in any lawful purpose. The Company has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Quasuras, Inc. (“Quasuras”) was incorporated in Delaware on April 20, 2015.

Quasuras has developed a hardware technology allowing people with diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes too high. By addressing the time and effort required to effectively treat their condition, Quasuras believes it can address the less technically savvy, less motivated part of the market.

Reorganization

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company and Quasuras, the Company acquired one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of the Company, resulting in Quasuras becoming a wholly-owned subsidiary of the Company. Since the major shareholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras, acquired in the Reorganization, at their historical carrying amounts.

Pursuant to the reorganization, the Company changed the fiscal year end from June 30 to March 31, to coincide with the year end for Quasuras.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The following summarizes the more significant of such policies:

Basis of Presentation

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts and related disclosures.

Principles of Consolidation

The consolidated financial statements include the accounts of Modular Medical, Inc. and its wholly-owned subsidiary Quasuras, Inc., and are collectively referred to as the “Company.” All material intercompany accounts, transactions and profits were eliminated in consolidation.

F-6

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Professional Fees

The Company expenses the cost of legal, accounting, audit, tax and other professional services.

Research and Development

The Company expenses the cost of research and development as incurred. Research and development costs charged to operations were approximately $1,882,345 and $332,642 for the fiscal year ended March 31, 2019 and 2018, respectively.

General and Administration

General and administrative expense consists primarily of payroll and benefit related costs, rent, office expenses, equipment supplies and meetings and travel.

Income Taxes

The Company utilizes Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-7

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the consolidated statements of income.

At March 31, 2019 and 2018, the Company had not taken any significant uncertain tax positions on its tax returns for periods ended March 31, 2019 and prior years or in computing its tax provision for 2019. Management has considered its tax positions and believes that all of the positions taken by the Company in its Federal and State tax returns are more likely than not to be sustained upon examination. The Company is subject to examination by U.S. Federal and State tax authorities for the period ended March 31, 2016 to the present, generally for three years after they are filed.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company maintains cash balances at financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000. The Company has not experienced any losses with regard to its bank accounts and believes it is not exposed to any risk of loss on its cash bank accounts.

F-8

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. At March 31, 2019 and March 31, 2018, the Company had $6,553,768 and $4,296,676, respectively, in cash. Deposits at the bank are insured up to $250,000 by the Federal Deposit Insurance Corporation. The Company’s uninsured portion of the balances held at the bank aggregated to approximately $6,269,116 and $3,933,002, respectively. No reserve has been made in the financial statements for any possible loss due to any financial institution failure. The Company has not experienced any losses in such accounts and believes we are not exposed to any significant risk on cash and cash equivalents.

Property, Plant & Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer equipment& software developed or acquired for internal use, three to ten years; office equipment, two to three years; buildings and improvements, five to fifteen years; leasehold improvements, two to ten years; and machinery and equipment, one to five years.

F-9

As of March 31, 2019 and March 31, 2018, property, plant and equipment amounted to:

	March 31, 2019	March 31, 2018
Computer equipment and software	$20,565	$15,103
Office equipment	49,724	—
Machinery and equipment	21,937	—
Less: accumulated depreciation	(16,278)	(1,844)
	$75,948	$13,259

Depreciation expenses for the year ended March 31, 2019 and 2018 was $14,435 and $1,844, respectively.

F-10

Fair Value of Financial Instrument

For certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash and equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable approximates fair value.

Per Share Amounts

Basic net loss per share is computed by dividing loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share gives effect to all potentially dilutive common shares outstanding during the period. For the year ended March 31, 2019, the Company excluded 918,020 outstanding options to purchase common stock from the computation of diluted net loss per share, as their inclusion would be anti-dilutive.

The following table sets for the computation of basic and diluted earnings per share for the fiscal years ended March 31, 2019 and 2018:

	March 31, 2019	March 31, 2018
Net Loss	$(2,539,498)	$(659,246)

Net Loss Per Share
Basic and Diluted:	$(0.15)	$(0.05)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic and Diluted	16,589,633	13,336,309

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2018. The company has adopted the new standard utilizing the modified retrospective approach. The adoption of this new accounting guidance does not have material effects on results of operations, cash flows and financial position for the forceable future because the company does not have revenues.

F-11

In January 2016, The FASB issued ASU No. 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825). ASU No. 2016-01 revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU No. 2016-01 requires the change in fair value of many equity investments to be recognized in net income. For non-public companies, ASU 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. We are currently evaluating the impact of the adoption of ASU 2016-01 will have on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company adopted this ASU in 2016 and the implementation did not have a material impact on the Company’s financial position or statement of operations.

In August 2018, the FASB issued guidance that eases certain documentation and assessment requirements of hedge effectiveness and modifies the accounting for components excluded from the assessment. Some of the modifications include the ineffectiveness of derivative gain/loss in highly effective cash flow hedge to be recorded in other comprehensive income, the change in fair value of derivative to be recorded in the same income statement line as hedged item, and additional disclosures required on the cumulative basis adjustment in fair value hedges and the effect of hedging on financial statement lines for components excluded from the assessment. The amendment also simplifies the application of hedge accounting in certain situations to permit new hedging strategies to be eligible for hedge accounting. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2018, our fiscal 2020. Early adoption is permitted and the modified retrospective transition method should be applied. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, Leases (“Topic 842”). Topic 842 requires an entity to recognize right-of -use assets and lease liability on its balance sheet and disclosure key information about leasing arrangements. For public companies, Topic 842 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. The Company has evaluated this ASU and believe this guidance will not have a material impact on the Company’s financial position and statement of operations.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

F-12

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flow.

NOTE 2 – REORGANIZATION AND PRIVATE PLACEMENT

On April 26, 2017, Modular Medical, Inc. issued 2,900,000 shares (the “Control Block”), of new, restricted common stock, par value, $0.001, per share, for a purchase price of $375,000, resulting in a change in control of Modular Medical, Inc.

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among, Modular Medical, Inc., 3 Quasuras Shareholders and Quasuras (the “Acquisition Agreement”), the Company acquired all 4,400,000 shares of Quasuras’ common stock which represented one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of our common stock, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”).

F-13

Simultaneously with the closing of the Acquisition and as a condition thereto, we sold (the “2017 Private Placement”), in a private placement an aggregate of 7,233,031 for cash and 568,182 from reissuance of previously canceled shares of our common stock pursuant to one or more exemptions from the registration requirements of the Securities Act, at a purchase price of $0.66 per share resulting in net proceeds to us of approximately $4,731,872. Simultaneously with the Acquisition and Private Placement, the Company cancelled all 2,900,000 Control Block shares it had issued in the Control Block Acquisition (the “Share Cancellation”). In connection with the Private Placement, we paid $41,928 as compensation in connection with sales of our shares therein.

Following the Acquisition, the 2017 Private Placement and the Share Cancellation, we had issued and outstanding 15,983,273 shares of our common stock.

The cash received in the private placement was recorded as the cash received in reorganization in the accompanying consolidated financial statements.

Simultaneously with and as a condition to the closing of the Acquisition and the Private Placement, pursuant to an Intellectual Property Transfer Agreement, dated as of July 24, 2018, by and among the Company, Quasuras and Mr. DiPerna (the “IP Transfer Agreement”), Mr. DiPerna transferred to the Company all intellectual property rights owned directly and/or indirectly by him related to the Company’s proposed business. Separately, the Company agreed to pay Mr. DiPerna as part of his compensation for services to be performed for the Company pursuant to a Royalty Agreement (the “Royalty Agreement”) certain fees based upon future sales, if any, of the Company’s proposed product subject to a maximum $10,000,000 “cap” on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

NOTE 3 – ACCRUED EXPENSES

As of March 31, 2019, and 2018, accrued expenses amounted to $178,929 and $14,955, respectively. Accrued expenses comprised accrued legal and professional, consultant services and year end employee bonuses as of March 31, 2019 and March 31, 2018.

NOTE 4 – PAYABLE TO RELATED PARTY

Payable to related party comprises of the amounts paid by the major shareholder on behalf of the Company. The payable is unsecured, non-interest bearing and due on demand. As of March 31, 2019 and 2018, respectively, the payable to related party amounted to $0 and $516, respectively.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common Stock

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement by and among the Company and Quasuras Inc., the Company acquired 100% of the issued and outstanding shares of Quasuras for 7,582,060 shares of common stock of the Company, resulting in Quasuras becoming a wholly-owned subsidiary of the Company. The historical equity for Quasuras was restated pursuant to the reorganization.

F-14

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized. The par value of the shares is $0.001. As of March 31, 2019, none of the shares of preferred stock of the Company were issued.

2017 Equity Incentive Plan

On October 19, 2017, the board of directors approved the 2017 Equity Incentive Plan (the “EIP”) that authorizes the board of directors or a committee of the board of directors to grant a broad range of awards, including stock options, stock appreciation rights, restricted stock, performance-based awards and restricted stock units. The EIP has a 10-year term and has a reserve of 3,000,000 shares of the Company’s common stock for issuance. The term of options granted under the EIP may not exceed ten years. The term of all incentive stock options granted to a person who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of the Company’s stock may not exceed five years.

Generally, options granted under the Amended 2010 Plan vest over a three-year period and have a ten-year term. Under the EIP, the exercise or purchase price shall be calculated as follows:

(i)	In the case of an incentive stock option, (A) granted to employees who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than 110% of the fair market value per share on the date of grant; or (B) granted to employees other than to employees described in the preceding clause, the per share exercise price shall be not less than 100% of the fair market value per share on the date of grant;
(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than 100% of the fair market value per share on the date of grant unless otherwise determined by the board of directors; and
(iii)	In the case of other grants, such price as is determined by the board of directors.

The board of directors is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The EIP generally doesn’t allow for the transfer of the options, and the board of directors may amend, suspend or terminate the EIP at any time.

Stock-Based Compensation Expense

During the year ended March 31, 2019, the Company granted a total of 64,687 options to its chief executive officer in lieu of salary. The options expire 10 years from the respective grant dates and vested immediately upon grant. The fair value of these options was determined to be $42,761 and was included in general and administrative and research and development expenses for the year ended March 31, 2019.

F-15

The following assumptions were used in the fair value method calculations:

Year Ended March 31, 2019
Risk-free interest rates	2.73 - 3.01%
Volatility	71% - 112%
Expected life (years)	5.0
Dividend yield	—%

During the fiscal year ended March 31, 2019, the Company granted options to purchase 1,465,221 shares of common stock to certain directors and consultants. The fair value of the options granted was $1,021,733, and the Company has been recording stock-based compensation expense for each grant over the respective vesting periods. For the year ended March 31, 2019, the Company recorded total stock-based compensation expense of $532,108, which is less than the total fair value. The unamortized compensation cost as of March 31, 2019 was $529,625 related to stock options and is expected to be recognized as expense over a weighted average period of approximately 1.8 years. The table below provides a reconciliation of total fair value of the options granted and related expense recognized by the Company during fiscal 2019.

Grantees	Option Shares	Vesting Periods	Total Fair Value of Options	2019 Stock-Based Compensation Expense	Unrecognized expense at March 31, 2019
Consultants	1,280,000	July 25, 2018 to July 24, 2019	$682,240	$466,197	$216,043
Consultants	185,221	January 16, 2019 to January 15, 2022	$336,732	$23,150	$313,582
Chief Executive Officer	64,687	*	$42,761	$42,761	—
Total	1,529,908		$1,061,733	$532,108	$529,625

* Options were fully vested as of the grant date, as disclosed above.

The following assumptions were used in the fair value method calculation for the consultant options:

Year Ended March 31, 2019
Risk-free interest rates	2.54 - 2.82%
Volatility	104% - 110%
Expected life (years)	5.21 - 5.88
Dividend yield	—%

The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options as well as average volatility of three comparable organizations. The risk-free interest rate was derived from the Daily Treasury Yield Curve Rates, as published by the U.S. Department of the Treasury as of the grant date for terms equal to the expected terms of the options. A dividend yield of zero was applied because the Company has never paid dividends, and has no intention to pay dividends in the foreseeable future.

F-16

In accordance with ASU No. 2016-09, the Company accounts for forfeitures as they occur.

A summary of stock option activity under the EIP is presented below:

		Options outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Prices
Balance at April 1, 2017	—	—	—
Shares authorized under the Plan	3,000,000	—	—
Balance at March 31, 2018	3,000,000	—	$—
Options granted	1,529,908	1,529,908	$0.86
Balance at March 31, 2019	1,470,092	1,529,908	$0.86

There were no stock options exercised during the years ended March 31, 2019 or 2018.

The following table summarizes the range of outstanding and exercisable options as of March 31, 2019:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic value
$0.66 - $2.25	1,529,908	9.39	$0.86	918,020	0.68	$—

For the year ended March 31, 2019, the fair value of options and awards vested was approximately $X. The Company is required to present the tax benefits resulting from tax deductions in excess of the compensation cost recognized from the exercise of stock options as financing cash flows in the consolidated statements of cash flows. For the years ended March 31, 2019 and 2018, there were no such tax benefits associated with the exercise of stock options.

NOTE 6 – INCOME TAXES

Based on the available information and other factors, management believes it is more likely than not that its net deferred tax assets will not be fully realizable. Accordingly, management has recorded a full valuation allowance against its net deferred tax assets at March 31, 2019 and 2018. At March 31, 2019 and 2018, the Company had federal net operating loss carry-forwards of approximately $817,000 and $182,500, respectively, expiring beginning in 2037.

Deferred tax assets consist of the following components:

	March 31, 2019	March 31, 2018
Net operating loss carryforward	$817,000	$182,500
Valuation allowance	(817,000)	(182,500)
Total deferred tax assets	$—	$—
F-17

NOTE 7 – ROYALTY AGREEMENT

On July 24, 2017, the Company entered into the Royalty Agreement under which the Company shall pay royalty to the founder on any sales of the royalty product sold or otherwise commercialized by the Company, equal to (a) US $0.75 on each sale of a royalty product, or (b) five percent (5%) of the gross sale price of the royalty product, whichever is less. The royalty payments shall cease and the Royalty Agreement shall terminate, at such time as the total sum of royalty payments actually paid to the founder, pursuant to this agreement, reaches $10,000,000. The Company shall have the option to terminate this agreement at any time upon payment, to the founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, shall be made by the Company within thirty days after the calendar quarter.

NOTE 8 – LEASE AGREEMENT

On August 21, 2017, the Company entered into a sublease agreement to rent office space. The term of the lease commences on September 1, 2017 and expires on December 14, 2019. The monthly rent for the lease is $3,000. For the remaining lease term, the rent balance is $27,000, $3,000 payable monthly. The Company paid a deposit of $7,500 upon execution of the lease which has been recorded as a security deposit in the accompanying consolidated financial statements.

F-18

Modular Medical, Inc.
(f/k/a- Bear Lake Recreation, Inc.)
Condensed Consolidated Balance Sheets

ASSETS	December 31, 2019 (Unaudited)	March 31, 2019
CURRENT ASSETS
Cash and cash equivalents	$3,718,492	$6,553,768
Other current assets	50,011	15,590
Security deposit	4,106	7,500
TOTAL CURRENT ASSETS	3,772,609	6,576,858

Intangible assets, net	—	180
Property and equipment, net	110,402	75,948
TOTAL ASSETS	$3,883,011	$6,652,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$254,289	$138,314
Accrued expenses	20,418	40,615
TOTAL LIABILITIES	274,707	178,929

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized; 17,870,261 and 17,840,261 shares issued and outstanding as of December 31, 2019 and March 31, 2019, respectively	17,870	17,840
Additional paid-in capital	10,241,876	9,684,578
Common stock issuable	—	19,800
Accumulated deficit	(6,651,442)	(3,248,161)
TOTAL STOCKHOLDERS’ EQUITY	3,608,304	6,474,057
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,883,011	$6,652,986

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-19

Modular Medical, Inc.
(f/k/a- Bear Lake Recreation, Inc.)
Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Operating Expenses
Research and development	608,019	504,787	1,945,043	1,008,127
General and administrative	527,829	245,773	1,486,386	546,621
Total Operating Expenses	1,135,848	750,560	3,431,429	1,554,748
Loss from operations	(1,135,848)	(750,560)	(3,431,429)	(1,554,748)
Interest income	2,331	11,355	28,148	22,203

Net Loss	$(1,133,517)	$(739,205)	$(3,403,281)	$(1,532,545)

Net Loss Per Share
Basic and diluted	$(0.06)	$(0.04)	$(0.19)	$(0.09)

Weighted Average Number of Shares Outstanding
Basic and diluted	17,870,261	16,848,236	17,862,625	16,272,642

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-20

Modular Medical, Inc.
(f/k/a- Bear Lake Recreation, Inc.)
Condensed Consolidated Statements of Stockholders’ Equity
(Unaudited)

	Common Stock		Additional Paid-In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Equity
Balance as of March 31, 2019	17,840,261	$17,840	$9,684,578	$19,800	$(3,248,161)	$6,474,057
Shares issued for services	30,000	30	19,770	(19,800)	—	—
Stock-based compensation	—	—	194,428	—	—	194,428
Net loss	—	—	—	—	(1,122,198)	(1,122,198)

Balance as of June 30, 2019	17,870,261	17,870	9,898,776	—	(4,370,359)	5,546,287
Stock-based compensation	—	—	156,355	—	—	156,355
Net loss	—	—	—	—	(1,147,566)	(1,147,566)

Balance as of September 30, 2019	17,870,261	17,870	10,055,131	—	(5,517,925)	4,555,076
Stock-based compensation	—	—	186,745	—		186,745
Net loss	—	—	—	—	(1,133,517)	(1,133,517)
Balance as of December 31, 2019	17,870,261	$17,870	$10,241,876	—	$(6,651,442)	$3,608,304

	Common Stock		Additional Paid-In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Equity
Balance as of March 31, 2018	15,983,273	$15,983	$5,011,661	$—	$(708,663)	$4,318,981
Net loss	—	—	—	—	(249,566)	(249,566)

Balance as of June 30, 2018	15,983,273	15,983	5,011,661	—	(958,229)	4,069,415
Stock-based compensation	—	—	166,170	—	—	166,170
Net loss	—	—	—	—	(543,774)	(543,774)

Balance as of September 30, 2018	15,983,273	15,983	5,177,831	—	(1,502,003)	3,691,811
Shares issued for cash	1,816,432	1,817	4,018,565	—	—	4,020,382
Stock-based compensation	—	—	191,170	—	—	191,170
Net loss	—	—	—	—	(739,205)	(739,205)

Balance as of December 31, 2018	17,799,705	$17,800	$9,387,566	—	$(2,241,208)	$7,164,158

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-21

Modular Medical, Inc.
(f/k/a- Bear Lake Recreation, Inc.)
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended December 31,
	2019	2018
Net loss	$(3,403,281)	$(1,532,545)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	537,528	374,006
Depreciation and amortization	23,840	8,639
Changes in assets and liabilities
Other assets and prepaid expenses	(34,257)	(5,018)
Security Deposit	3,394	—
Accounts payable and accrued expenses	95,778	47,977
Net cash used in operating activities	(2,776,998)	(1,106,941)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(58,278)	(55,058)
Net cash used in investing activities	(58,278)	(55,058)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placement of stock	—	3,983,915
Payment to related party	—	(516)
Proceeds from issuance of stock	—	19,800
Net cash provided by financing activities	—	4,003,199

Net increase (decrease) in cash and cash equivalents	(2,835,276)	2,841,200

Cash and cash equivalents at beginning of period	6,553,768	4,296,676

Cash and cash equivalents at end of period	$3,718,492	$7,137,876

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-22

MODULAR MEDICAL, INC.
F/K/A BEAR LAKE RECREATION, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the Company) was formed as a corporation under the laws of the State of Nevada in October 1998 under the name Bear Lake Recreation, Inc. The Company had no material business operations from 2002 until approximately 2017 when it acquired all of the issued and outstanding shares of Quasuras, Inc., a Delaware corporation (Quasuras). As the major shareholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras, acquired in the merger, at their historical carrying amounts. Prior to the acquisition of Quasuras and, since at least 2002, the Company was a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In June 2017, the Company changed its name from Bear Lake Recreation, Inc. to Modular Medical, Inc.

The Company is a development-stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin dependent people with diabetes. The Company has developed a hardware technology allowing people with insulin-dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes excessively high. By addressing the time and effort required to effectively treat their condition, the Company believes it can address the less technically savvy, less motivated part of the market.

The accompanying condensed consolidated financial statements of the Company have been prepared without audit.

The condensed consolidated balance sheet as of March 31, 2019 has been derived from the audited consolidated financial statements at that date. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been condensed or omitted in accordance with these rules and regulations of the Securities and Exchange Commission (SEC). The information in this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its most recent annual report on Form 10-K filed with the SEC.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods presented. The operating results for the three and nine months ended December 31, 2019 are not necessarily indicative of the results that may be expected for the year ending March 31, 2020 or for any other future period.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Quasuras, Inc. All significant intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year ends on March 31 of each calendar year.

Use of Estimates

The preparation of the accompanying financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-23

Reportable Segment

The Company has one reportable segment and uses one measurement of profitability for its business.

Research and Development

The Company expenses research and development expenditures as incurred.

General and Administrative

General and administrative expenses consist primarily of payroll and benefit costs, rent, legal and accounting fees, and office and other administrative expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash balances at high-credit quality financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000. The uninsured portion of the cash balances held at the Company’s primary bank aggregated approximately $3,463,816 at December 31, 2019. No reserve has been made in the financial statements for any possible loss due to financial institution failure.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, risks associated with its ability to continue to obtain financing and to satisfy liquidity requirements, as well as risks related to rapidly changing customer requirements, its limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, with the assistance of legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in demand deposits, certificates of deposit and highly liquid debt instruments with original maturities of three months or less.

Property & Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of property and equipment are generally as follows: computer equipment & software, three to ten years; office equipment, two to three years; buildings and improvements, five to fifteen years; and machinery and equipment, one to five years.

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Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash and equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values.

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Per-Share Amounts

Basic net loss per share is computed by dividing loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share gives effect to all potentially dilutive common shares outstanding during the period. For the three and nine months ended December 31, 2019, 2,526,443 outstanding options to purchase common stock were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive. For the three and nine months ended December 31, 2018, 1,344,687 outstanding options to purchase common stock were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Net loss	$(1,133,517)	$(739,205)	$(3,403,281)	$(1,532,545)

Net loss per share
Basic and diluted	$(0.06)	$(0.04)	$(0.19)	$(0.09)

Weighted average shares outstanding
Basic and diluted	17,870,261	16,848,236	17,862,625	16,272,642
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Recently Adopted Accounting Pronouncement

In 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases. The standard introduces a new lessee model that requires most leases to be recorded on the balance sheet and eliminates the required use of bright-line tests for determining lease classification. In July 2018, the FASB issued the following standards which clarified ASU No. 2016-02 and have the same effective date as the original standard: ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 includes an option to not restate comparative periods in transition and elect to use the effective date of ASU No. 2016-02 as the date of initial application of transition. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which clarifies ASU No. 2016-02 and is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU No. 2016-02, as amended, on April 1, 2019, using the optional transition method provided by the FASB in ASU No. 2018-11. The Company elected to use the practical expedient that allowed it to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases as well as the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component for all asset classes. The Company identified only one lease to be accounted for under Topic 842, and this was the lease for its corporate facility, which expired in December 2019 and was renewed for an additional two-month term. As of December 31, 2019, the Company had prepaid the remaining lease payments for its corporate lease. The Company made cash rent payments of $39,700 (including the prepaid rent payments for 2020) and incurred rent expense of $25,500 for the nine months ended December 31, 2019. The adoption of this standard did not have a material impact on the Company’s balance sheet, results of operations or cash flows.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

NOTE 2 – ACCRUED EXPENSES

As of December 31, 2019 and March 31, 2019, accrued expenses were primarily comprised of accrued legal, professional and consulting services fees.

NOTE 3 – STOCK-BASED COMPENSATION

2017 Equity Incentive Plan

In October 2017, the Company’s board of directors (the Board) approved the 2017 Equity Incentive Plan (the EIP) with 3,000,000 shares of common stock reserved for issuance. Under the EIP, eligible employees, directors and consultants may be granted a broad range of awards, including stock options, stock appreciation rights, restricted stock, performance-based awards and restricted stock units. The EIP is administered by the Board or, in the alternative, a committee designated by the Board.

The exercise or purchase price of a stock option shall be calculated as follows:

(i)	In the case of an incentive stock option, (A) granted to employees, who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than one hundred ten percent (110%) of the fair market value per share on the date of grant; or (B) granted to employees, other than to employees, described in the preceding clause, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant;
(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant unless otherwise determined by the Board; and
(iii)	In the case of other grants, such price as determined by the Board.

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The Board is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The EIP generally does not allow for the transfer of awards, and the Board may amend, suspend or terminate the EIP at any time.

Stock-Based Compensation Expense

The expense relating to stock options is recognized on a straight-line basis over the requisite service period, usually the vesting period, based on the grant date fair value. The unamortized compensation cost, as of December 31, 2019, was $1,627,097 related to stock options and is expected to be recognized as expense over a weighted-average period of approximately 2.83 years.

During the nine months ended December 31, 2019, the Company granted options to purchase 996,535 shares of its common stock to employees, directors and consultants. The options had 10-year terms, and 116,535 options vested immediately on the grant dates. The fair value of the options was determined to be $1,634,595, of which $220,578 was recorded as stock-based compensation expense and included in the condensed consolidated statement of operations for the nine months ended December 31, 2019.

The following assumptions were used in the fair value method calculations:

Nine Months Ended December 31, 2019
Risk-free interest rates	1.34% - 2.41%
Volatility	87% - 102%
Expected life (years)	5.0 - 6.0
Dividend yield	—%

The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options as well as average volatility of three comparable organizations. The risk-free interest rate was derived from the Daily Treasury Yield Curve Rates, as published by the U.S. Department of the Treasury as of the grant date for terms equal to the expected terms of the options. A dividend yield of zero was applied because the Company has never paid dividends and has no intention to pay dividends in the foreseeable future. In accordance with ASU No. 2016-09, the Company accounts for forfeitures as they occur.

A summary of stock option activity under the EIP is presented below:

		Options Outstanding
			Weighted
	Shares		Average
	Available	Number of	Exercise
	for Grant	Shares	Prices
Balance at April 1, 2019	1,470,092	1,529,908	$0.86
Options granted	(22,686)	22,686	2.25
Balance at June 30, 2019	1,447,406	1,552,594	$0.88
Options granted	(77,800)	77,800	2.25
Balance at September 30, 2019	1,369,606	1,630,394	$0.95
Options granted	(896,049)	896,049	2.25
Balance at December 31, 2019	473,557	2,526,443	$1.41

There were no stock options exercised during the nine months ended December 31, 2019 and 2018.

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The following table summarizes the range of outstanding and exercisable options as of December 31, 2019:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic value
$0.66 - $2.25	2,526,443	9.12	$1.41	1,462,222	$0.80	$—

The Company is required to present the tax benefits resulting from tax deductions in excess of the compensation cost recognized from the exercise of stock options as financing cash flows in the consolidated statements of cash flows. For the nine months ended December 31, 2019 and 2018, there were no such tax benefits associated with the exercise of stock options.

NOTE 4 – INCOME TAXES

The Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of the Company’s assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. A valuation allowance is established for any deferred tax assets for which it is more likely than not that all or a portion of the deferred tax assets will not be realized. Based on the available information and other factors, management believes it is more likely than not that its federal and state net deferred tax assets will not be fully realized, and the Company has recorded a full valuation allowance.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations.  All tax returns from 2016 to 2019 may be subject to examination by the U.S. federal and state tax authorities.  As of December 31, 2019, the Company has not recorded any liability for unrecognized tax benefits related to uncertain tax positions.

NOTE 5 – ROYALTY AGREEMENT

In July 2017, the Company entered into a royalty agreement with its founder, chief executive officer and major shareholder (the Founder). Pursuant to the agreement, the Founder assigned and transferred all of his rights in the intellectual property of Quasuras in return for future royalty payments. The Company is obligated to make royalty payments under the agreement to the Founder on any sales of the royalty product sold or otherwise commercialized by the Company, equal to (a) $0.75 on each sale of a royalty product, or (b) five percent (5%) of the gross sale price of the royalty product, whichever is less. The royalty payments will cease, and the agreement will terminate, at such time as the total sum of royalty payments actually paid to the Founder, pursuant to the agreement, reaches $10,000,000. The Company has the option to terminate the agreement at any time upon payment, to the Founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, will be made by the Company to the Founder within thirty days after the end of each calendar quarter.

NOTE 6 – RELATED PARTY TRANSACTION

During the nine months ended December 31, 2019, the Company entered into consulting agreements with a member of its Board. Under the consulting agreements, the Company paid the director consulting fees of $25,000 and $75,000 in cash during the three and nine months ended December 31, 2019, respectively, and the director was granted stock options with a fair value of $22,500 and $60,000 during the three and nine months ended December 31, 2019, respectively. The options were for a total of 36,788 shares of common stock, were fully vested on the grant dates and have terms of 10 years.

NOTE 7 – SUBSEQUENT EVENTS

In January 2020, the Board approved an amendment to the Plan to increase the number of shares reserved for issuance by 1,000,000 shares.

In January 2020, the Company executed a three-year lease for a new, larger corporate facility in San Diego, California. The lease will commence on April 1, 2020 and provides for an initial monthly rent of approximately $12,400 with annual rent increases of approximately 3%. In addition, the Company paid a $100,000 security deposit.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale of shares of our common stock covered by this registration statement, other than sales commissions or discounts, and related expenses, which will be paid by the selling shareholders. All amounts shown, except the SEC registration fee, are estimates:

SEC registration fee	$6,490
Printing expenses	25,000
Legal fees and expenses	75,000
Accounting fees and expenses	6,000
Miscellaneous fees and expenses	115,000
Total	$227,490

Item 14. Indemnification of Directors and Officers.

Our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Our Second Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The foregoing discussion of our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Item 15. Recent Sales of Unregistered Securities.

On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of July 24, 2017, by and among Manchester Explorer, LP, a Delaware limited partnership (“Manchester”), the Company and certain other persons named therein, Manchester purchased from us 2,900,000 shares of our common stock representing in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. Simultaneously with the closing of the Acquisition (as defined below), Manchester cancelled the 2,900,000 shares of our common stock it purchased in the April 2017 Control Block Acquisition.

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company, Mr. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras, the Company acquired all of the issued and outstanding shares of Quasuras owned by the 3 Quasuras Shareholders in exchange for 7,582,060 shares of our common stock of which Messrs DiPerna, Besser and Frank received 7,220,400 shares, 180,830 shares and 180,830 shares, respectively, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”).

Messrs. Besser and Frank each previously purchased for $50,000 approximately 2.25% of the capital stock of Quasuras, and as a result each received 180,830 shares of our common stock in the Acquisition.

In July 2017, simultaneously with the closing of the Acquisition, we sold in the 2017 Placement an aggregate of 7,801,213 shares of our common stock at a purchase price of $0.66 per share resulting in gross proceeds to us of approximately $4,731,872. In connection with the 2017 Placement, we paid $41,928 as compensation in connection with sales of our shares.

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From November 2018 through March 2019, we sold in the 2018 Placement 1,856,988 shares of our common stock at a purchase price of $2.25 per share resulting in gross proceeds to us of $4,142,666.

In June 2019, we sold 30,000 shares of common stock to a consultant.

In March and April 2020, we sold shares at a price of $2.87 per share

The above sales of our shares of common stock were made pursuant to exemptions from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. We made such determinations based upon representations by the purchasers of such shares including, without limitation, that such purchasers were “accredited investors” as defined in the Securities Act.

Item 16. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 1, 2020.

MODULAR MEDICAL, INC

By:	/s/ Paul M. DiPerna
Paul M. DiPerna
Chairman, Chief Executive Officer, President and Chief Financial Officer (principal executive officer, principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ Paul M. DiPerna	Chairman, Chief Executive Officer, President,	May 1, 2020
	Paul M. DiPerna	and Chief Financial Officer
(principal executive officer, principal
financial officer and principal accounting officer)

By:	*	Director	May 1, 2020
Liam Burns

By:	*	Director	May 1, 2020
William J. Febbo

By:	*	Director	May 1, 2020
Morgan C. Frank

By:	*	Director	May 1, 2020
Carmen Volkart

By:	/s/ Paul M. DiPerna
Attorney-in-fact

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EXHIBIT INDEX

No.	Description
2.1	Reorganization and Share Exchange Agreement, dated as of July 24, 2017, by and among Modular Medical, Inc., Quasuras, Inc., Paul DiPerna and the other stockholders of Quasuras, Inc. (incorporated by reference to Exhibit 2.1 to Current Report of the Registrant on Form 8-K filed on July 28, 2017 with the SEC)
3.1	Second Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on June 27, 2017 (incorporated by reference to Exhibit 3.1 to Current Report of the Registrant on Form 8-K filed on June 29, 2017 with the SEC)
3.1.1**	Certificate of Designation of Preferences, Rights and Limitations of Series A Cumulative Redeemable Perpetual Preferred Stock
3.2	Amended Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of Form 10-K-A of the Registrant for June 30, 2008 filed on September 2, 2009 with the SEC)
4.1	2017 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Form 10-K of the Registrant for 2018 filed on June 29, 2018 with the SEC)
4.2**	Form of Common Stock Purchase Warrant
4.3**	Form of Warrant Agent Agreement
4.4**	Form of Subscription Agreement
4.5**	Form of Subscription Escrow Agreement
4.6**	Form of Dividend Payment Escrow Agreement
5.1*	Opinion of Gusrae Kaplan Nusbaum PLLC
10.1	Common Stock Purchase Agreement, dated as of April 5, 2017, by and among Bear Lake Recreation, Inc., Manchester Explorer, LP, a Delaware limited partnership, and certain person named therein (incorporated by reference to Exhibit 10.2 to Current Report of the Registrant on Form 8-K filed on July 28, 2017 with the SEC)
10.2	Common Stock Purchase Agreement, dated as of July 24, 2017, by and between the Registrant and the purchaser named therein (incorporated by reference to Exhibit 2.1 to Current Report of the Registrant on Form 8-K filed on July 28, 2017 with the SEC)
10.3	Common Stock Purchase Agreement, dated as of November 19, 2018, by and among the Registrant and the Investors named therein (incorporated by reference to Exhibit 99.1 to Current Report of the Registrant on Form 8-K filed on November 20, 2018 with the SEC)
10.4(1)+	Employment Agreement, dated August 1, 2018, by and between the Registrant and Paul DiPerna
10.5+	Intellectual Property Assignment Agreement, dated July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.6+	Technology Royalty Agreement, dated as of July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.7+	Services Agreement effective January 16, 2019 between the Registrant and Liam Burns
10.8(1)	Standard Sublease Agreement, dated August 21, 2017, between the Registrant and Western Education Corporation
10.9(2)	Lease between MCP Socal Industrial - Bernardo, LLC and the Registrant dated January 10, 2020
10.10(2)	Consulting Agreement between the Registrant and Liam Burns dated April 15, 2019
10.11(2)	Consulting Agreement between the Registrant and Liam Burns dated July 15, 2019
10.12(2)	Consulting Agreement between the Registrant and Liam Burns dated September 3, 2019

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10.13(2)	Services Agreement effective December 31, 2019 between the Registrant and Carmen Volkart
10.14(2)	Services Agreement effective January 23, 2020 between the Registrant and William Febbo
10.15(2)	Form of Indemnification Agreement between the Registrant and each of its directors and officers used from January 23, 2020
10.16(2)	Form of Notice of Stock Option Grant and Stock Option Agreement under the Amended 2017 Equity Incentive Plan
10.17**	Form of Common Stock Purchase Agreement by and between the Registrant and the Investors named therein
21.1	Sole Subsidiary of the Registrant (as disclosed in the Notes to Consolidated Financial Statements as of March 31, 2019 in the prospectus to this registration statement)
23.1**	Consent of Farber Haas Hurley LLP
23.2*	Consent of Gusrae Kaplan Nusbaum PLLC (included in Exhibit 5.1)
101.INS XBRL Instance Document
101.SCH XBRL Taxonomy Extension Schema
101.CAL XBRL Taxonomy Extension Calculation Linkbase
101.DEF XBRL Taxonomy Extension Definition Linkbase
101.LAB XBRL Taxonomy Extension Label Linkbase
101.PRE XBRL Taxonomy Extension Presentation Linkbase

* Filed herewith

** Previously filed

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 dated June 27, 2019
(2)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019

+ Management contract or compensatory plan arrangement.

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